UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Rush Enterprises, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of 2014 Annual Meeting of Shareholders and Proxy Statement

555 IH-35 South, Suite 500

New Braunfels, Texas 78130

April 4, 2014

Dear Fellow Rush Shareholders:

You are invited to attend our 2014 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Tuesday, May 20, 2014, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

Fiscal 2013 was a milestone year for us as we achieved record financial performance and accomplished several strategic goals, including (i) achieving record revenue and net income, (ii) diversifying our commercial vehicle product and service offerings, (iii) expanding our Rush Truck Centers network footprint to include 106 dealership locations and (iv) returned $12.9 million to our shareholders through stock repurchases.

To position itself for future success, Rush Enterprises continues to be guided by its mission of being customer-focused, people-oriented, and financially motivated to deliver excellent outcomes for customers, shareholders, vendors and its people.

At the Annual Meeting, we will ask you to elect our Board of Directors, conduct an advisory vote to approve executive compensation, approve an amendment and restatement of the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan, and ratify the appointment Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014. We will review the Company’s progress during the past year and discuss any other business matters properly brought before the Annual Meeting. The attached proxy statement explains our voting procedures, describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote promptly. You may vote by completing, signing, dating and returning the enclosed proxy card or otherwise by following the voting instructions enclosed herein.

Thank you for your ongoing support of Rush Enterprises.

Sincerely, W.M. “Rusty” Rush Chairman

Rush Enterprises, Inc.

Notice of 2014 Annual Meeting of Shareholders

Date:	May 20, 2014

Time:	10:00 a.m., local time

Place:	Rush Enterprises, Inc.’s executive offices: 555 IH-35 South, Suite 500 New Braunfels, Texas 78130

Record Date:	April 2, 2014. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Proxy Voting:

Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares by signing, dating, and returning the enclosed proxy card or otherwise by following the voting instructions enclosed herewith will save the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

Items of Business:

●     To elect seven (7) directors from among the nominees described in this proxy statement;

●     To conduct an advisory vote to approve executive compensation;

●     To approve an amendment and restatement of the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan;

●     To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014; and

●     To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors, Derrek Weaver Secretary

New Braunfels, Texas

April 4, 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 20, 2014

The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2013 Annual Report, the Proxy Statement and any other additional soliciting materials, are available over the Internet by accessing the “Investor Relations—Financial Information—Annual Reports & Proxy Material” section of the Company’s website at http://investor.rushenterprises.com/annuals.cfm. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

Table of Contents

Proxy Summary	2

General Information Regarding the Annual Meeting	5

Proposals	11

Proposal 1: Election of Directors	11

Proposal 2: Advisory Vote to Approve Executive Compensation	15

Proposal 3: Approval of the Amendment and Restatement of the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan	16

Proposal 4: Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2014	26

Company Information	27

Principal Shareholders	35

Compensation Discussion and Analysis	38

Executive Compensation	52

2013 Summary Compensation Table	52

2013 Grants of Plan-Based Awards	54

2013 Outstanding Equity Awards at Fiscal Year-End	56

2013 Option Exercises and Stock Vested Table	58

2013 Nonqualified Deferred Compensation	59

Severance and Change of Control Arrangements	60

2013 Potential Payments Upon Termination	64

Compensation Committee Report	66

Director Compensation	66

2013 Director Compensation Table	67

Audit Committee Report	68

The Company’s Independent Registered Public Accounting Firm	69

Section 16(a) Beneficial Ownership Reporting Compliance	70

Certain Relationships and Related Transactions	70

Other Matters	70

Appendix A: Rush Enterprises, Inc. Amended and Restated 2007 Long-Term Incentive Plan	A-1

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully, before voting.

Meeting Information and Mailing of Proxy Materials

Date and Time:	May 20, 2014 at 10:00 a.m. (local time)

Location:	Rush Enterprises, Inc.’s (the “Company”) executive offices: 555 IH-35 South, Suite 500 New Braunfels, Texas 78130

Record Date:	April 2, 2014

Mailing Date:	This proxy statement and the related proxy card are being mailed to our shareholders on or about April 18, 2014.

Voting Matters and Board Recommendations

Matter	Our Board’s Recommendation
Elect the seven (7) director nominees (page 11)	FOR each director nominee
Conduct an advisory vote to approve executive compensation (page 15)	FOR

Approve an amendment and restatement of the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan to (i) increase the number of authorized shares of Class A Common Stock and Class B Common Stock that can be awarded under the plan by 1,500,000 and 1,000,000 shares, respectively, (ii) satisfy the shareholder approval requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) make certain other changes (page 16)

FOR
Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014 (page 26)	FOR

Governance Highlights

Governance highlights include:

●	Annual election of all directors;

●	All independent directors, other than our CEO and Chairman Emeritus (5 out of 7 directors);

●	Director resignation policy;

●	Directors attended greater than 95% of the Board and committee meetings in fiscal year 2013;

●	Regular executive sessions of non-management directors;

●	Three (3) active Board Committees comprised solely of independent directors;

●	Annual Board and Board Committee self-evaluations;

●	Limitation on outside Board service; and

●	Meaningful director and executive stock ownership guidelines.

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a plurality of votes cast.

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	AC	CC	NGC
W.M. “Rusty” Rush	55	1996	Chairman, President and C.E.O., Rush Enterprises, Inc.	● Truck Industry ● Leadership
W. Marvin Rush	75	1965	Founder, Rush Enterprises, Inc.	● Founder ● Truck Industry ● Significant Shareholder
Harold D. Marshall	78	1999	Former President, C.O.O. and director, Associates First Capital Corp.	● Finance ● Truck Industry ● Leadership	X	X	X	X
Thomas A. Akin	59	2004	Partner, Akin, Doherty, Klein & Feuge, P.C.	● Accounting ● Finance ● Leadership	X	C	X
Gerald R. Szczepanski	65	2008	Former Chairman and C.E.O., Gadzooks, Inc.	● Retail Industry ● Leadership	X		X	C
James C. Underwood	70	2008	Former Vice Chairman, Isuzu Commercial Truck of America	● Truck Industry ● Leadership	X	X	C
Raymond J. Chess	56	2014	Global Vehicle Line Executive, General Motors Co.	● Truck Industry ● Leadership	X	X		X
AC	Audit Committee
CC	Compensation Committee
NGC	Nominating and Governance Committee
C	Chair

2013 Financial Highlights

For more details, please see our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (“SEC”) on March 3, 2014.

Fiscal 2013 was a year of transformation and strong performance for the Company. We delivered excellent results for our shareholders and took strategic steps to position the Company for long-term, sustainable growth.

Acquisitions including:	Revenues of:	Diluted earnings per share of:	Class B common stock repurchases of:	Total shareholder return of:
17 dealership locations	$3.4 billion	$1.22	$12.9 million	40.9%(1)

(1)	Total shareholder return was calculated by using a weighted-average of the Class A and Class B Common Stock outstanding at December 31, 2013.

Compensation Philosophy and Highlights

Our compensation philosophy is to pay for performance. Highlights of our compensation practices include:

What We Do:	What We Do Not Do:

☑ Tie a Significant Portion of Pay to Performance

☑ Retain an Independent Compensation Consultant

☑ Utilize Stock Ownership Guidelines

☑ Have Double-Trigger Severance Arrangements

☑ Mitigate Inappropriate Risk Taking

☑ Prohibit Hedging and Pledging of Company Stock

☑ We have experienced strong “say-on-pay” support, with greater than 90%

      shareholder approval in 2011

☒ Provide Gross-ups for Excise Taxes for New Participants Who Enter the Executive Severance Plan after March 3, 2011 ☒ Reprice Stock Options

Corporate Information

Corporate Headquarters:	555 IH-35 South, Suite 500, New Braunfels, Texas 78130

Corporate Website:	www.rushenterprises.com

Investor Relations Website:	http://investor.rushenterprises.com

State of Incorporation:	Texas

Stock Symbol:	NASDAQ® Global Select Market: RUSHA and RUSHB

GENERAL INFORMATION REGARDING THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by Rush Enterprises, Inc., on behalf of its Board of Directors, for the 2014 Annual Meeting of Shareholders.

When And Where Is The Annual Meeting?

The annual meeting will be held on May 20, 2014, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, for the purposes set forth in the preceding Notice of 2014 Annual Meeting of Shareholders.

What Matters Will Be Voted Upon At The Annual Meeting?

At the annual meeting you will be asked to:

●

Vote upon a proposal to elect W.M. “Rusty” Rush, W. Marvin Rush, James C. Underwood, Harold D. Marshall, Thomas A. Akin, Gerald R. Szczepanski and Raymond J. Chess as directors to hold office until the 2015 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

●	Conduct an advisory vote to approve executive compensation;

●

Approve an amendment and restatement of the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan to (i) increase the number of authorized shares of Class A Common Stock and Class B Common Stock that can be awarded under the plan by 1,500,000 and 1,000,000 shares, respectively (ii) satisfy the shareholder approval requirements of Section 162(m) of the Code and (iii) make certain other changes;

●	Vote upon a proposal to ratify the appointment of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the 2014 fiscal year; and

●	Transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Who Is Entitled To Vote?

Shareholders of record of the Company’s Class A Common Stock, $.01 par value per share (the “Class A Common Stock”), and of the Company’s Class B Common Stock, $.01 par value per share (the “Class B Common Stock”) at the close of business on April 2, 2014, which is the “Record Date,” are entitled to notice of, and to vote at the annual meeting. The Class A Common Stock and Class B Common Stock are sometimes collectively referred to in this proxy statement as the “Common Stock.” Shares that may be voted include shares that are held (a) directly by the shareholder of record and (b) beneficially through a broker, bank or other nominee.

At the close of business on the Record Date, there were outstanding 29,092,195 shares of Class A Common Stock and 10,289,460 shares of Class B Common Stock entitled to be voted at the annual meeting. The holders of Class B Common Stock on the Record Date will be entitled to one vote per share, and the holders of Class A Common Stock on the Record Date will be entitled to 1/20th of one vote per share, on each matter voted on at the annual meeting. The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

What Is The Difference Between Holding Shares As A “Registered Owner” And As A “Beneficial Owner”?

Most of the Company’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially:

●

Registered Owners – If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are the shareholder of record. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the annual meeting.

●

Beneficial Owners – If your shares are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote on your behalf or to vote in person at the annual meeting. However, since you are not a shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the shareholder of record), giving you the right to vote the shares in person at the annual meeting.

What Constitutes A Quorum?

The holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy at the annual meeting, will constitute a quorum for the transaction of business at the annual meeting. Shares held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal, and “broker non-votes” will all be counted as present for purposes of determining a quorum.

What Is A Broker Non-Vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (a) the beneficial owner has not instructed the nominee how to vote, and (b) the nominee lacks discretionary voting power to vote such shares. Generally, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owner of such shares.

The proposal to elect the seven (7) director nominees, the proposal to conduct an advisory vote to approve executive compensation, and the proposal to approve an amendment and restatement of the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan are all non-routine matters. Consequently, a nominee will not be able to vote shares of the Company’s Common Stock held in “street name” without the beneficial owner’s specific voting instructions on these proposals. Because brokers, banks and other nominees will not be able to vote on these proposals without voting instructions from beneficial owners, we encourage all shareholders that hold shares through a bank, broker or other nominee to provide voting instructions to such parties to ensure that their shares are voted at the annual meeting. The proposal to ratify the appointment of E&Y as the Company’s independent registered public accounting firm for the 2014 fiscal year is a routine matter and a nominee is permitted to exercise discretionary voting power with respect to this proposal.

What Shareholder Approval Is Necessary For Approval Of The Proposals?

●	Election of Directors

A plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the annual meeting is required for the election of directors. Accordingly, the seven (7) director nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not have any effect on the outcome of the election of directors.

●	Advisory Vote to Approve Executive Compensation

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the annual meeting is required to approve the advisory vote to approve executive compensation. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not be treated as votes for or against this proposal and, therefore, will not have any effect on the outcome of this proposal.

●	Approval of an Amendment and Restatement of the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the annual meeting, is required to approve the amendment and restatement of the 2007 Long-Term Incentive Plan. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not be treated as votes for or against this proposal and, therefore, will not have any effect on the outcome of this proposal.

●	Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the annual meeting, is required for the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the 2014 fiscal year. Abstentions will have the same effect as votes against this proposal.

May I Vote My Shares In Person At The Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you have the right to vote these shares in person at the annual meeting.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may vote these shares in person at the annual meeting once you have requested and received a legal proxy from your broker, bank or other nominee (the shareholder of record) giving you the right to vote such shares at the annual meeting, completed such legal proxy and timely presented it to the Company at the annual meeting.

Even if you plan to attend the annual meeting, we recommend that you submit your proxy card or voting instructions so that your vote will be counted if you later decide not to attend the annual meeting.

How Can I Vote My Shares Without Attending The Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you may instruct the named proxy holders on how to vote these shares by completing, signing, dating and returning the enclosed proxy card in the postage pre-paid envelope provided with this proxy statement.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may instruct your broker, bank or other nominee on how to vote these shares. Your nominee has enclosed with this proxy statement a voting instruction card for you to use in directing your nominee on how to vote such shares. You should follow the instructions provided by your nominee in directing your nominee on how to vote these shares.

If My Shares Are Held In “Street Name,” Will My Broker, Bank Or Other Nominee Vote My Shares For Me?

Brokers, banks and other nominees who do not have instructions from their “street name” customers may not use their discretion in voting their customers’ shares on “non-routine” matters. The proposal to elect the seven (7) director nominees, the proposal to conduct an advisory vote to approve executive compensation, and the proposal to approve an amendment and restatement of the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan are all non-routine matters. The proposal to ratify the appointment of E&Y as the Company’s independent registered public accounting firm is considered a routine matter and, therefore, if beneficial owners fail to give voting instructions, nominees will have discretionary authority to vote such shares of our Common Stock with respect to this proposal. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

How Will My Proxy Be Voted?

Shares represented by a properly executed proxy that is timely received, and not subsequently revoked, will be voted at the annual meeting or any adjournments or postponements thereof in the manner directed on the proxy. Steven L. Keller, our Chief Financial Officer, and Martin A. Naegelin, our Executive Vice President, have been designated by the Board of Directors as the proxies to represent you and vote your shares at the annual meeting. All shares represented by a properly executed proxy on which no choice is specified will be voted (a) FOR the election of the director nominees, (b) FOR the approval, on an advisory basis, of the executive compensation, (c) FOR approval of the amendment and restatement of the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan, (d) FOR the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the 2014 fiscal year and (e) in accordance with the proxy holders’ discretion as to any other business that properly comes before the annual meeting or any adjournments or postponements thereof.

May I Revoke My Proxy And Change My Vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the annual meeting.

If you are the registered owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote by (a) timely submitting a new proxy bearing a later date (which automatically revokes the earlier proxy), (b) timely giving notice of your changed vote to us in writing mailed to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels Texas 78130, Attn: Derrek Weaver, or (c) attending the annual meeting and timely giving oral notice of your intention to vote in person.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote (a) by timely submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions or (b) if you have obtained a legal proxy from your nominee giving you the right to vote your shares in person at the annual meeting, by attending the annual meeting, timely presenting the completed legal proxy to the Company and voting in person.

You should be aware that simply attending the annual meeting will not in and of itself constitute a revocation of your proxy.

Who Will Pay The Costs Of Soliciting Proxies?

The costs of soliciting proxies pursuant to this proxy statement, if any, will be borne by the Company. Proxies will be solicited by mail, in person or by telephone, electronic mail or facsimile. The Company will bear the expense of preparing, printing and mailing this proxy statement and accompanying materials to our shareholders. Upon request, the Company will reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of our Common Stock.

What Other Business Will Be Presented At The Annual Meeting?

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be brought before the annual meeting. If any other matters should be properly brought before the annual meeting, the persons named as proxies, Steven L. Keller and Martin A. Naegelin, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting or any adjournments or postponements thereof.

What Are The Deadlines To Nominate Directors Or To Propose Other Business For Consideration At The 2014 Annual Meeting of Shareholders?

In order for a shareholder proposal to be eligible to be included in the Company’s proxy statement and proxy card for the 2015 Annual Meeting of Shareholders, the proposal (a) must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver, on or before December 19, 2014 and (b) must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and the Company’s Amended and Restated Bylaws and policies, and must otherwise comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Notice of any director nomination or the proposal of other business that you intend to present at the 2015 Annual Meeting of Shareholders, but do not intend to have included in the Company’s proxy statement and form of proxy relating to the 2015 Annual Meeting of Shareholders, must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver, not later than the close of business on February 19, 2015 and not earlier than the close of business on January 20, 2015. In the event that the date of the 2015 Annual Meeting of Shareholders has changed by more than 30 days from the anniversary date of the 2014 Annual Meeting of Shareholders, the notice must be delivered to and received by the Company not earlier than the close of business on the 120th day prior to the 2015 Annual Meeting of Shareholders and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. In addition, your notice must set forth the information required by the Company’s Amended and Restated Bylaws with respect to each director nomination or proposal of other business that you intend to present at the 2015 Annual Meeting of Shareholders.

Any shareholder desiring a copy of the Company’s Amended and Restated Bylaws will be furnished one without charge upon written request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver.

Who Will Count The Votes At The Annual Meeting?

American Stock Transfer and Trust Company, LLC, the Company’s transfer agent, will tabulate the votes and Steven L. Keller, the Company’s Chief Financial Officer, will act as the inspector of election at the annual meeting.

Where Can I Find The Voting Results Of The Annual Meeting?

The Company intends to publish final voting results of the annual meeting in a current report on Form 8-K within four (4) business days after the annual meeting.

What Should I Do If I Receive More Than One Set Of Voting Materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

What Is Householding?

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the SEC called “householding.” Under this practice, certain shareholders who have the same address and last name will receive only one copy of this proxy statement and the Company’s 2013 Annual Report, unless one or more of these shareholders notifies the Company that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one copy of this proxy statement and the Company’s 2013 Annual Report, and would like to request a separate copy of these proxy materials, or you do not wish to participate in householding in the future, please call (800) 973-7874 or mail such request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver. The Company will promptly deliver a separate copy of this proxy statement and the Company’s 2013 Annual Report upon receipt of such request. Similarly, you may also contact the Company if you received multiple copies of the Company’s proxy materials and would prefer to receive a single copy in the future.

What Do I Need To Do Now?

First, read this proxy statement carefully. Then, if you are a registered owner, you should, as soon as possible, submit your proxy by executing and returning the proxy card. If you are the beneficial owner of shares held in “street name,” then you should follow the voting instructions of your broker, bank or other nominee. Your shares will be voted in accordance with the directions you specify. If you submit an executed proxy card to the Company, but fail to specify a voting choice, your shares will be voted (a) FOR the approval of W.M. “Rusty” Rush, W. Marvin Rush, James C. Underwood, Harold D. Marshall, Thomas A. Akin, Gerald R. Szczepanski and Raymond J. Chess as directors to hold office until the 2015 Annual Meeting of Shareholders, (b) FOR the approval, on an advisory basis, of the executive compensation, (c) FOR approval of the amendment and restatement of the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan, (d) FOR the ratification of E&Y as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and (e) in accordance with the proxy holders’ discretion as to any other business that properly comes before the annual meeting or any adjournments or postponements thereof.

Who Can Help Answer My Questions?

If you have questions concerning a proposal or the annual meeting, if you would like additional copies of this proxy statement or our 2013 Annual Report, or if you need directions to or special assistance at the annual meeting, please call Derrek Weaver toll free at (800) 973-7874. In addition, information regarding the annual meeting is available via the Company’s website at www.rushenterprises.com.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED OWNER, YOU MAY VOTE BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BROKER, BANK OR OTHER NOMINEE AS PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

PROPOSALS

1.     Election of Directors

The Company’s Board of Directors currently consists of seven (7) directors, one of whom serves as our Chairman Emeritus, one of whom serves as our Chairman, President and Chief Executive Officer, and five of whom the Board of Directors has determined to be independent in accordance with the listing standards of the NASDAQ® Global Select Market. Applying these independence standards, the Board of Directors has determined that Messrs. Underwood, Marshall, Szczepanski, Akin and Chess are all independent directors. After due consideration, the Board of Directors has determined that none of these directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and they all meet the criteria for independence under the listing standards of the NASDAQ® Global Select Market. In particular, the Board of Directors considered Messrs. Marshall’s and Akin’s interest in the business transaction between the Company and Texstar National Bank described below under “Certain Relationships and Related Transactions.”

The seven (7) directors (constituting the entire Board of Directors) are to be elected at the annual meeting to serve for a one-year term and until their successors are elected and qualified or their earlier resignation or removal. All of the nominees named below are current directors of the Company, have consented to be named as director nominees in this proxy statement and have indicated their intent to serve as a director if elected.

The names of the director nominees, along with their present positions, principal occupations, current directorships held with other public corporations, as well as directorships during the past five (5) years, their ages and the year first elected as a director, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

W.M. “Rusty” Rush

Chairman of the Board since May 2013; Chief Executive Officer of the Company since 2006; President of the Company since 1995; Chief Operating Officer of the Company from 2001 to 2006; and Vice President and Executive Vice President of the Company from 1990 until 1995.

Qualifications: W.M. “Rusty” Rush’s day-to-day leadership as chief executive officer of the Company, as well as his years of experience at the Company in a variety of functions with increasing responsibility, provides the Board with deep knowledge of the Company’s operations and industry and gives the Board unique insights into the Company’s challenges and opportunities, as well as its day-to-day operations and risks.

Current Directorships: None

Former Directorships: None

Age: 55

Director Since: 1996

W. Marvin Rush

Founder of the Company in 1965; President of the Company since its inception until 1995; Chief Executive Officer from 1995 to 2006; Chairman of the Board of Directors from 2005 to May 2013; and Chairman Emeritus since May 2013 to current.

W. Marvin Rush was named North American Peterbilt Dealer of the Year in 1993, 1994, 2000 and 2001, and was named American Truck Dealers’ Dealer of the Year in 2008.

Qualifications: W. Marvin Rush, as founder of the Company, provides the Board with a great depth of Company and industry knowledge.

Current Directorships: Texas Department of Motor Vehicles Board

Former Directorships: None

Age: 75

Director Since: 1965

James C. Underwood

Veteran of the commercial vehicle industry, having served in managerial and executive positions at GMC Truck & Coach Division, IVECO and American Isuzu Motors; President and COO of General Motors Isuzu Commercial Truck, LLC, a joint venture to consolidate Isuzu and General Motors medium-duty commercial vehicle sales, service and marketing functions in the United States; and Vice Chairman of Isuzu Commercial Truck of America, Inc. from 2007 until his retirement in February 2008.

Qualifications: Mr. Underwood’s extensive commercial truck experience provides the Board with unique knowledge of a commercial truck manufacturer’s perspective on various issues impacting the Company, which is critical for the Board in assessing the Company’s strategic goals.

Current Directorships: None

Former Directorships: None

Age: 70

Director Since: 2008

Harold D. Marshall

President, Chief Operating Officer and a director of Associates First Capital Corp., a diversified financial services company, from May 1996 until his retirement in March 1999; Mr. Marshall joined Associates First Capital Corp. in 1961 and organized its Transportation Division in 1974.

Qualifications: Mr. Marshall’s extensive commercial truck experience and experience as an executive officer and director of public companies provides the Board with valuable insight into the issues and opportunities facing the Company.

Current Directorships:

Trustee Emeritus of the Hudson Institute Board of Trustees

Former Directorships:

Vice Chairman of the American Trucking Association; Trustee of the American Trucking Association Foundation; and Overnite Corp.

Age: 78

Director Since: 1999

Thomas A. Akin

Certified Public Accountant with in the audit department of E&Y from 1976 until 1989; and director of the audit department of Akin, Doherty, Klein & Feuge, P.C., in San Antonio, Texas, since 1991.

Throughout his career, Mr. Akin has served as the client service executive responsible for the independent audit of companies registered with the SEC.

Qualifications: Mr. Akin’s extensive financial reporting expertise provides the Board with valuable insight into the Company’s financial reporting obligations and internal controls.

Current Directorships: None

Former Directorships: None

Age: 59

Director Since: 2004

Gerald R. Szczepanski Co-founder, former Chief Executive Officer of Gadzooks, Inc., a publicly traded, specialty retailer of casual clothing and accessories for teenagers, from 1994 to 2005.

Qualifications: Mr. Szczepanski’s extensive knowledge of the operations of multi-point retail establishments and experience as an executive officer and director of a public company provides the Board with valuable insight on issues that the Company will face as it continues to expand its network of commercial truck dealerships.

Current Directorships:

GameStop Corp.

Former Directorships: None

Age: 65

Director Since: 2008

Raymond J. Chess

Global Vehicle Line Executive for General Motors Co. (“GM”), where he was responsible for global, cross functional general management of the GM crossover market segment from 2009 to 2012; and from 2001 to 2009 he was responsible for GM's commercial truck segment.

Mr. Chess joined GM in 1980 and served in varying capacities, including Vehicle Line Executive, Vehicle Line Director, Chief Manufacturing Engineer, and General Superintendent for Manufacturing Engineering.

Qualifications: Mr. Chess’s extensive commercial truck experience will provide the Board with a manufacturer’s perspective on various issues that will be highly beneficial to the Company as it strives to maintain its position as the premier service provider to the commercial vehicle industry.

Current Directorships:
AMP Holdings, Inc.

Former Directorships: None

Age: 56

Director Since: January 2014

The Board of Directors unanimously recommends a vote “FOR” each of the above director nominees.

If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board of Directors may nominate, unless the Board of Directors resolves to reduce the number of directors to serve on the Board of Directors and thereby reduce the number of directors to be elected at the annual meeting.

2.     Advisory Vote to Approve Executive Compensation

This advisory vote to approve executive compensation gives shareholders the opportunity to express their views on our named executive officers’ compensation, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

As described in detail in our Compensation Discussion and Analysis set forth below, a core objective of our executive compensation program is to provide a competitive compensation package that enables us to attract, motivate, and retain talented executives who contribute to the success of our business. The Compensation Committee believes that the Company’s executive compensation program is strongly aligned with “pay-for-performance” principles and aligns the named executive officers’ long-term interests with those of our shareholders.

The following graph reflects our pay-for-performance philosophy and the connection between our Chief Executive Officer’s total direct compensation (i.e., base salary, cash performance bonus, and equity incentive awards) and our income from continuing operations before taxes for the respective fiscal years.

Please read our Compensation Discussion and Analysis set forth below for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

You have the opportunity to vote “for” or “against” or “abstain” from voting on the following non-binding resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables, and the narrative discussion.”

While your vote on this proposal is advisory and will not be binding on the Company, the Board of Directors or the Compensation Committee, we value the opinion of our shareholders and will take the results of this advisory vote into account when making future decisions regarding our executive compensation program.

The Board of Directors unanimously recommends a vote, on an advisory basis, for the approval of the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

3.     Approval of the Amendment and Restatement of the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan

Conditioned on and subject to obtaining shareholder approval at the Annual Meeting, the Compensation Committee of the Board approved an amendment and restatement of the 2007 Long-Term Incentive Plan (the “2007 Incentive Plan”) to:

●

Increase the number of authorized shares of Class A Common Stock that can be awarded to our officers, employees and consultants of the Company or any of its subsidiaries under the plan by 1,500,000 shares (from 4,550,000 shares to 6,050,000 shares);

●

Increase the number of authorized shares of Class B Common Stock that can be awarded to our officers, employees and consultants of the Company or any of its subsidiaries under the plan by 1,000,000 shares (from 450,000 shares to 1,450,000 shares);

●

Add a provision that allows the Compensation Committee to adjust or modify pre-established performance goals in order to prevent the dilution or enlargement of the rights of participants based on the events further described in this Proposal 3 with respect to Awards designed to qualify for the performance-based compensation exemption described in Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code; and

●

Add a provision that prohibits the provision of stock, cash, or other consideration to a participant in exchange for the cancellation of any option or stock appreciation right with an exercise price higher than the fair market value of the shares covered by the option or stock appreciation right.

Current Request to Increase the Share Reserve.

Awards under the 2007 Incentive Plan are a major component of our long-term incentive program for our employees and consultants. As noted in the “Compensation Discussion and Analysis,” we have long recognized that having an ownership interest in the Company aligns the financial interests of our employees and shareholders. In order to ensure that shares of our Common Stock continue to be available for future Awards, in January 2014, the Compensation Committee of the Board approved, subject to obtaining shareholder approval, an amendment and restatement to the 2007 Incentive Plan.

The Compensation Committee believes it is important to obtain an additional 1,500,000 shares of Class A Common Stock and 1,000,000 shares of Class B Common Stock for grant under the 2007 Incentive Plan. In this proxy statement, we refer to any grant under the 2007 Incentive Plan as an “Award.” As of March 16, 2014, approximately 808,417 shares of Class A Common Stock and 92,060 shares of Class B Common had been issued under the 2007 Incentive Plan and 3,446,563 shares of Class A Common Stock and 345,855 shares of Class B Common were subject to Awards outstanding under the 2007 Incentive Plan and 295,020 shares of Class A Common Stock and 12,085 shares of Class B Common were available for future Awards. We do not believe that this amount is sufficient to meet the Company’s anticipated grants of Awards through the date of our 2015 Annual Meeting of Shareholders. As of March 16, 2014, approximately 125 of our employees, officers, and consultants were eligible to participate in the 2007 Incentive Plan, of which 10 were executive officers and none were consultants. If shareholders do not approve the amendment and restatement of the 2007 Incentive Plan, the 2007 Incentive Plan will remain in effect; however, based on our current projections, the shares available for equity-based compensation will be quickly depleted, and we will lose our ability to use equity as a compensation tool. Based upon historical grant practices, the Compensation Committee anticipates that the additional shares requested will enable the Company to continue its current equity compensation program for at least three (3) years, accommodating anticipated grants related to the hiring, retention and promotion of employees. In 2011, 2012 and 2013, the number of shares of Class A Common Stock underlying equity awards granted (including stock options, shares of restricted stock and RSUs) was approximately 751,130, 765,955, and 400,633 shares, respectively. In 2011, 2012 and 2013, the number of shares of Class B Common Stock underlying equity awards granted (including stock options, shares of restricted stock and RSUs) was approximately 0, 0, and 241,930 shares, respectively. The Compensation Committee expects to continue to grant awards under the 2007 Incentive Plan consistent with the Company’s share utilization rate in 2013.

In its determination to approve the amendment and restatement of the 2007 Incentive Plan, the Compensation Committee reviewed the burn rate, dilution and overhang metrics disclosed below.

Current Request to Approve the 2007 Incentive Plan Pursuant to Internal Revenue Code Section 162(m)

We are also asking our shareholders to approve the amendment and restatement of the 2007 Incentive Plan to satisfy the shareholder approval requirements of Section 162(m) of the Code and to approve the material terms of the performance goals for Awards that may be granted under the 2007 Incentive Plan as required for grants of Awards intended to comply with the “performance-based compensation” exemption under Section 162(m) of the Code. In general, Section 162(m) of the Code, which is discussed in more detail below, denies a tax deduction to public companies for compensation paid to certain “covered employees” within a taxable year to the extent such compensation exceeds $1,000,000. However, compensation that qualifies as “performance-based” under Section 162(m) of the Code does not count against this $1,000,000 limit. In order for Awards under the 2007 Incentive Plan to be treated as “performance-based compensation” under Section 162(m) of the Code, the material terms of the plan under which such awards may be granted must be disclosed to and approved by the Company’s shareholders. For purposes of Section 162(m) of the Code, the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals may be based and (c) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the 2007 Incentive Plan is discussed below, and shareholder approval of the proposal in this Proposal 3 will constitute approval of the material terms of the 2007 Incentive Plan and the performance goals for purposes of Section 162(m) of the Code. Notwithstanding this request, in the future the Compensation Committee may approve and authorize compensation that is not tax deductible under Section 162(m) of the Code.

Current Request to Make Certain Other Changes

Under the 2007 Incentive Plan, as proposed to be amended and restated pursuant to this Proposal 3, we are making two additional changes to clarify the level of discretion that the Compensation Committee and the Board have with respect to certain types of awards.

In connection with performance-based awards, the Compensation Committee may, in its sole discretion, adjust or modify pre-established performance goals in order to prevent the dilution or enlargement of the rights of participants based on the following events, limited, with respect to Awards designed to qualify for the performance-based compensation exemption described above, to the extent permitted under Section 162(m) of the Code: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Company’s fiscal year.

For stock options and SARs, the Board and the Compensation Committee are not allowed to reprice stock options or SARS, either by amending an existing Award or by substituting a new Award at a lower price. The Board and the Compensation Committee are also prohibited from providing stock, cash or other consideration to a participant in exchange for the cancellation of any stock option or SAR with an exercise price higher than the fair market value of the shares covered by the option or SAR.

YOU ARE URGED TO READ THIS ENTIRE PROPOSAL 3, WHICH EXPLAINS OUR REASONS FOR SUPPORTING THE AMENDMENT AND RESTATEMENT OF THE 2007 INCENTIVE PLAN.

The Importance of Equity Compensation

The Compensation Committee believes that the terms of the amendment and restatement of the 2007 Incentive Plan will provide it flexibility to continue to issue equity compensation in the future to:

●	Attract and retain the services of key employees and consultants who can contribute to our success;

●	Align the interests of our key employees with the interests of our shareholders through certain incentives whose value is based upon the performance of our common stock;

●	Motivate key employees to achieve our short-term and long-term strategic business objectives; and

●	Provide a long-term equity incentive program that is competitive with other companies with whom we compete for employee talent.

The Compensation Committee strongly believe that granting equity awards motivates employees to think and act like owners, rewarding them when value is created for our shareholders.

Under the terms of the 2007 Incentive Plan, the Compensation Committee may grant equity incentive awards for shares of the Company’s Class A and Class B Common Stock. Each share of Class B Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 1/20th of one vote per share. In the past, the Compensation Committee granted Awards for Class A Common Stock in lieu of Class B Common Stock. However, beginning in 2013, the Compensation Committee started granting certain members of management Awards covering Class B Common Stock, in lieu of Class A Common Stock, in order to help ensure select members of management maintain the requisite voting control of the Company’s capital stock as required by the Company’s dealership agreements with Peterbilt Motors Company, as further discussed in our public filings with the SEC. The Compensation Committee retains discretion to continue to grant Awards for Class B Common Stock in the future.

Key Historical Equity Metrics

Approval of the amendment and restatement of the 2007 Incentive Plan will enable us to compete effectively in the competitive market for employee talent over the coming years, while maintaining reasonable burn rates and overhang.

●	Our three-year average burn rate of 1.9% is below the estimated ISS global industry classification standard (GICS) burn rate limit for our industry of 4.16%.

●	The following table shows how the key equity metrics have changed over the past three fiscal years under the 2007 Incentive Plan:

Key Equity Metrics	2013	2012	2011	3-Year Average (2011-2013)
Shares subject to awards granted (1)	642,563	765,955	751,130	719,883
Gross burn rate (2)	1.6%	2.0%	2.0%	1.9%
Dilution (3)	12.5%	15.1%	16.7%	14.7%
Overhang (4)	10.1%	11.0%	10.6%	10.6%

(1)	Reflects total number of shares of Class A and Class B Common Stock subject to equity awards granted during the fiscal year and excludes any cancelled or forfeited equity awards.

(2)

Gross burn rate is calculated by dividing the total number of shares of Class A and Class B Common Stock subject to equity awards granted during the fiscal year by the total weighted-average number of shares of Class A and Class B Common Stock outstanding during the period, and excludes any cancelled or forfeited equity awards.

(3)

Dilution is calculated by dividing the sum of (x) the number of shares of Class A and Class B Common Stock subject to equity awards outstanding at the end of the fiscal year and (y) the number of shares of Class A and Class B Common Stock available for future grants, by the number of shares of Class A and Class B Common Stock outstanding at the end of the fiscal year.

(4)

Overhang is calculated by dividing the number of shares of Class A and Class B Common Stock subject to equity awards outstanding at the end of the fiscal year by the number of shares of Class A and Class B Common Stock outstanding at the end of the fiscal year.

The Compensation Committee believes that the approval of the amendment and restatement of the 2007 Incentive Plan is important to our continued success. Our employees are our most valuable assets. Awards such as those provided under the 2007 Incentive Plan are vital to our ability to attract and retain outstanding and highly skilled employees in the competitive labor markets in which we must compete.

Our named executive officers who are current employees of the Company will be eligible to receive Awards under the amendment and restatement of the 2007 Incentive Plan and therefore have an interest in this proposal. In the event that the amendment and restatement of the 2007 Incentive Plan is not approved by our shareholders, the 2007 Incentive Plan, which has been previously approved by our shareholders, will continue to be in full force in accordance with its terms.

The last reported sales price for our Class A Common Stock on the NASDAQ on December 31, 2013 was $29.65 per share. The last reported sales price for our Class B Common Stock on the NASDAQ on December 31, 2013 was $25.50 per share.

Summary of the Amended and Restated 2007 Incentive Plan

The following general summary of the amendment and restatement of the 2007 Incentive Plan and the other material features of the 2007 Incentive Plan is qualified in its entirety by reference to the copy of the amended and restated 2007 Incentive Plan attached hereto as Appendix A hereto.

General

The 2007 Incentive Plan permits the grant to eligible participants of cash and equity-based incentive compensation opportunities, including stock options, SARs, restricted stock units, restricted stock, performance shares, performance units, cash incentive and other awards. Each award will be evidenced by an award agreement.

Duration of the Plan

The 2007 Incentive Plan, as proposed to be amended and restated pursuant to this Proposal, will be effective on the date that the amendment and restatement of the 2007 Incentive Plan is approved by our shareholders, and will terminate on May 22, 2017.

Administration

The 2007 Incentive Plan is administered by the Compensation Committee; provided, that, the Board of Directors may, in its sole discretion, make awards under the plan. Subject to the terms of the plan, the Compensation Committee has authority to (a) select the individuals who may participate in the plan, (b) determine the sizes and types of awards that are granted under the plan; (c) determine the terms and conditions of awards in a manner consistent with the plan; (d) construe and interpret the plan and any award agreement or other agreement or instrument entered into or issued under the plan; (e) establish, amend, or waive rules and regulations for the plan’s administration; (f) amend the terms and conditions of any outstanding award; (g) establish a program pursuant to which designated participants may receive an award under the plan in lieu of compensation otherwise payable in cash; and (h) make all other determinations that may be necessary or advisable for the administration of the plan. The Compensation Committee may delegate certain responsibilities and authority to other persons, subject to applicable law.

Prohibition on Repricing and Buyback

Under the plan, as proposed to be amended and restated pursuant to this Proposal, the Board and the Compensation Committee are not allowed to reprice stock options or SARS, either by amending an existing Award or by substituting a new Award at a lower price. The Board and the Compensation Committee are also prohibited from providing stock, cash, or other consideration to a participant in exchange for the cancellation of any stock option or SAR with an exercise price higher than the fair market value of the shares covered by the option or SAR.

Shares Covered by the Plan

Under the plan, as proposed to be amended and restated pursuant to this Proposal, the Company may issue a total of 6,050,000 shares of Class A Common Stock and 1,450,000 shares of Class B Common Stock, subject to adjustments as provided in the plan. The following shares are not taken into account in applying these limitations: (a) shares covered by the unexercised portion of an option or SAR that terminates, expires, is canceled, or is settled in cash, (b) shares forfeited or repurchased under the plan, (c) shares covered by awards that are forfeited, canceled, terminated, or settled in cash, (d) shares used or withheld in order to pay the exercise or purchase price under an award or to satisfy the tax withholding obligations associated with the exercise, vesting, or settlement of an award, and (e) shares subject to SARs or a similar award but not actually delivered in connection with the exercise or settlement of the award.

Individual Award Limitations

The maximum aggregate number of shares that may be granted to any one participant in any one year under the plan is 100,000 with respect to stock options or SARs, 100,000 with respect to restricted stock or restricted stock units, and 100,000 with respect to performance shares or performance units. The maximum aggregate amount of cash that may be received by any one participant in any one year with respect to cash incentive awards is $5,000,000.

Eligibility

Awards may be made under the plan to any employee or consultant of the Company or its subsidiaries. Currently, there are approximately 125 individuals eligible to participate in the plan. For purposes of the plan, a subsidiary is any entity in which the Company has a direct or indirect ownership interest of at least 50% and any entity in which the Company holds a direct or indirect ownership interest of less than 50%, but which, in the discretion of the Compensation Committee, is treated as a subsidiary for purposes of the plan.

Forms of Awards

Stock Options and SARs. The Company may grant stock options that qualify as “incentive stock options” (“ISOs”) under Section 422 of Code, as well as stock options that do not qualify as ISOs. Only employees of the Company or a subsidiary may be granted ISOs. The Company may also grant stock appreciation rights. In general, a SAR gives the holder the right to receive the appreciation in value of the respective class of shares of our Common Stock covered by the SAR from the date the SAR is granted to the date the SAR is exercised. The per share exercise price of a stock option and the per share base value of a SAR may not be less than the fair market value of the respective class of our Common Stock on the date the option or SAR is granted. Generally, the term of a stock option is ten years; provided, however, different limitations apply to ISOs granted to ten-percent shareholders: in this case, the term may not be greater than five years and the exercise price may not be less than 110% of the fair market value of the respective class of our Common Stock on the date the option is granted.

The Compensation Committee may impose exercise, forfeiture, and other terms and conditions as it deems appropriate with respect to stock options and SARs. The exercise price of stock options may be paid (a) in cash or its equivalent, (b) at the discretion of the Compensation Committee, in shares of Class A or Class B Common Stock having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any other requirements as may be imposed by the Compensation Committee (which shares may be previously owned or may be shares that would otherwise have been issuable upon exercise of the option if the exercise price had been paid in cash), (c) at the discretion of the Compensation Committee, partly in cash (or its equivalent) and partly in shares of Class A or Class B Common Stock, (d) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate exercise price for the shares being purchased, or (e) through such other means as prescribed in the award agreement or by the Compensation Committee or the Board of Directors. Methods of exercise and settlement and other terms of SARs will be determined by the Compensation Committee.

The Compensation Committee may establish exercise and other conditions applicable to a stock option or SAR following the termination of the participant’s employment or other service with the Company and its subsidiaries as the Compensation Committee deems appropriate on a grant-by-grant basis.

Restricted Stock and Restricted Stock Units. The Compensation Committee may grant participants restricted stock awards under the plan. The Compensation Committee may impose conditions and restrictions on any shares of restricted stock as the Compensation Committee determines including, without limitation, a requirement that participants pay a stipulated purchase price for each share of restricted stock, transfer restrictions, restrictions based upon the achievement of specific performance goals, time-based restrictions, or restrictions under applicable federal or state securities laws. Subject to any conditions the Compensation Committee may impose, the recipient of a restricted stock award may be given the rights to vote and receive dividends on shares covered by the award pending the vesting or forfeiture of the shares.

The Compensation Committee may grant participants restricted stock units under the plan, which generally consist of the right to receive shares of Common Stock or cash, as determined by the Compensation Committee, in the future. Each restricted stock unit will have the value of one respective share of Class A or Class B Common Stock, as applicable. Grants of restricted stock units will be subject to the terms and conditions the Compensation Committee imposes, including without limitation, continuing employment or service for a specified period of time or satisfaction of specified performance criteria.

Unless the Compensation Committee determines otherwise in its discretion, the holder of restricted stock units will not have any rights of a shareholder (including, without limitation, dividend rights and voting rights) with respect to shares of Class A Common Stock or Class B Common Stock covered by the restricted stock units.

Unless the Compensation Committee determines otherwise, shares of non-vested restricted stock and non-vested restricted stock unit awards will be forfeited upon the recipient’s termination of employment or other service with the Company and its subsidiaries.

Other Awards.      The plan gives the Compensation Committee broad discretion to grant other types of equity-based and cash incentive awards, including performance units, performance shares, dividend equivalents, cash incentive awards, and the payment of Class A or Class B Common Stock in lieu of cash under any Company incentive bonus plan or program. Subject to the terms of the plan, the Compensation Committee, in its sole discretion, will determine the terms and conditions of such other awards.

Performance-Based Awards. The Compensation Committee may also grant performance-based awards under the plan. In general, performance-based awards provide for the payment of cash and/or shares of Class A or Class B Common Stock upon the achievement of predetermined performance objectives established by the Compensation Committee. Performance objectives may be based upon any one or more of the following business criteria:

●	income measures (including, but not limited to, gross profit, operating income, earnings before or after taxes, profits before or after taxes, net income or earnings per share);
●	return measures (including, but not limited to, return on assets, investment, equity, or sales or pre-tax margin);
●	cash flow thresholds;
●	cash flow return on investments, which equals net cash flows divided by owners’ equity;
●	gross revenues;
●	sales results;
●	market share results;
●	market value added;
●	debt measures (including, without limitation, debt multiples);
●	economic value added; or
●	share price (including, but not limited to, growth measures and total shareholder return).

The above performance objectives may be applied to an individual, a business unit or division, the Company and any one or more of its subsidiaries, or such other operating units as the Compensation Committee may designate. The above performance objectives may be expressed in absolute or relative terms.

The Compensation Committee will have the discretion to adjust the determinations of the degree of attainment of the pre-established performance objective; provided that awards that are designed to qualify for the “performance-based compensation” exemption from the deduction limitation provisions of Section 162(m) of the Code may not be adjusted upward (although the Compensation Committee does retain the discretion to adjust such awards downward). In the case of any award that is granted subject to the condition that a specified performance objective be achieved, no payment under such award will be made prior to the time that the Compensation Committee certifies in writing that the performance objective has been achieved. The Compensation Committee may, in its sole discretion, adjust or modify pre-established performance goals in order to prevent the dilution or enlargement of the rights of participants based on the following events, limited, with respect to Awards designed to qualify for the performance-based compensation exemption described above, to the extent permitted under Section 162(m) of the Code: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Company’s fiscal year.

Deferrals

The Compensation Committee may permit or require a participant to defer receipt of the payment of cash or the delivery of shares of Class A or Class B Common Stock that would otherwise be due under an award, provided that the deferral arrangement satisfies the applicable election, distribution timing and other requirements of Section 409A of the Code.

No Right to Employment or Participation

The plan does not interfere with or limit in any way the right of the Company or of any subsidiary to terminate any employee’s or consultant’s employment or service at any time, and the plan does not confer upon any employee or consultant the right to continue in the employ or service of the Company or of any subsidiary. No employee or consultant will have the right to be selected to receive an award or, having been selected, to be selected to receive a future award.

Adjustments of Awards

Generally, in the event of a change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, the Company will adjust (a) the number of shares of Class A and Class B Common Stock that may be issued under the plan, (b) the number of shares of Class A and Class B Common Stock that may be covered by awards made to an individual in any calendar year, and (c) the number and price of shares of Class A and Class B Common Stock subject to outstanding awards, as may be determined to be appropriate and equitable by the Compensation Committee, in its discretion, to prevent dilution and enlargement of the benefits available under the plan and the rights of participants.

Change of Control

In the event of a change of control of the Company, the Board of Directors may in its sole discretion direct that (a) all option holders shall be permitted to exercise their outstanding options and SARs in whole or in part (whether or not otherwise exercisable) immediately prior to such change of control; or (b) if, as part of a change of control transaction, the shareholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Class A or Class B Common Stock (whether or not such Exchange Stock is the sole consideration), the Board of Directors may direct that all options and SARs for shares of Class A or Class B Common Stock that are outstanding at the time of the change of control transaction shall be converted into options or SARs (as the case may be) for shares of Exchange Stock, such that the vesting and other terms and conditions of the converted options and SARs shall be substantially the same as the vesting and corresponding other terms and conditions of the original options and SARs. The Board of Directors, acting in its discretion, may accelerate vesting of other non-vested awards, and cause cash settlements and/or other adjustments to be made to any outstanding awards (including, without limitation, options and SARs) as it deems appropriate in the context of a change of control transaction, taking into account with respect to other awards the manner in which outstanding options and SARs are being treated. Generally, any outstanding options and SARs that are not exercised prior to certain transactions, including a merger where the Company is not the surviving entity, a liquidation or a sale of all or substantially all of the Company’s assets, will thereupon terminate.

For purposes of the 2007 Incentive Plan, a change of control, unless otherwise defined by the Compensation Committee, means

●	Any person (other than W. Marvin Rush or W.M. “Rusty” Rush) is or becomes a beneficial owner of securities of more than 30% of the combined voting power of the Company’s then outstanding securities;

●

At any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Board of Directors shall cease to consist of “continuing directors” (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such transaction);

●

The Company’s shareholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

●	The Company’s shareholders approve a plan of complete liquidation of the Company or an agreement of sale or disposition of all or substantially all of the Company’s assets.

Amendment and Termination of the Plan

Subject to the terms of the plan, the Compensation Committee may at any time and from time to time, alter, amend, suspend, or terminate the plan in whole or in part; provided that, unless the Compensation Committee specifically provides otherwise, any revision or amendment that would cause the plan to fail to comply with any requirement of applicable law, regulation, or rule if the amendment were not approved by the shareholders of the Company will not be effective unless and until shareholder approval is obtained.

U.S. Federal Income Tax Consequences

Stock Options and SARs

The grant of a stock option or SAR under the 2007 Incentive Plan is not a taxable event to the participant for federal income tax purposes. In general, ordinary income is realized upon the exercise of a stock option (other than an ISO) in an amount equal to the excess of the fair market value on the exercise date of the shares acquired pursuant to the exercise over the option exercise price paid for the shares. The amount of ordinary income realized upon the exercise of a SAR is equal to the excess of the fair market value of the shares covered by the exercise over the SAR base price. The Company generally will be entitled to a deduction equal to the amount of ordinary income realized by a participant upon the exercise of an option or SAR. The tax basis of shares acquired upon the exercise of a stock option (other than an ISO) or SAR is equal to the value of the shares on the date of exercise. Upon a subsequent sale of the shares, capital gain or loss (long-term or short-term, depending on the holding period of the shares sold) will be realized in an amount equal to the difference between the selling price and the basis of the shares.

No income is realized upon the exercise of an ISO other than for purposes of the alternative minimum tax. Income or loss is realized upon a disposition of shares acquired pursuant to the exercise of an ISO. If the disposition occurs more than one year after the ISO exercise date and more than two years after the ISO grant date, then gain or loss on the disposition, measured by the difference between the selling price and the option exercise price for the shares, will be long-term capital gain or loss. If the disposition occurs within one year of the exercise date or within two years of the grant date, then the gain realized on the disposition will be taxable as ordinary income to the extent such gain is not more than the difference between the value of the shares on the date of exercise and the exercise price, and the balance of the gain, if any, will be capital gain. The Company is not entitled to a deduction with respect to the exercise of an ISO; however, in general, it is entitled to a deduction corresponding to the ordinary income realized by a participant upon a disposition of shares acquired pursuant to the exercise of an ISO before the satisfaction of the applicable one and two-year holding period requirements described above.

Restricted Stock Awards and Restricted Stock Units

In general, a participant will realize ordinary income with respect to Common Stock received pursuant to a restricted stock award at the time the shares become vested in accordance with the terms of the award in an amount equal to the fair market value of the shares at the time they become vested, and except as discussed below, the Company is generally entitled to a corresponding deduction. The participant’s tax basis in the shares will be equal to the ordinary income so recognized. Upon subsequent disposition of the shares, the participant will realize long-term or short-term capital gain or loss, depending on the holding period of the shares sold.

A participant may make an “early income election” within 30 days of the receipt of restricted shares of Common Stock, in which case the participant will realize ordinary income on the date the restricted shares are received equal to the difference between the value of the shares on that date and the amount, if any, paid for the shares. In such event, any appreciation in the value of the shares after the date of the award will be taxable as capital gain upon a subsequent disposition of the shares. The Company’s deduction is limited to the amount of ordinary income realized by the participant as a result of the early income election.

A participant who receives restricted stock unit awards will be taxed at ordinary income tax rates on the then fair market value of the shares of the respective class of Common Stock distributed at the time of settlement of the restricted stock unit awards and, except as discussed below, the Company will generally be entitled to a tax deduction at that time. The participant’s tax basis in the shares will equal the amount taxed as ordinary income, and on subsequent disposition, the participant will realize long-term or short-term capital gain or loss.

Other Awards

Other awards will generally result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other awards. Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award, but will not be entitled to a tax deduction relating to amounts that represent a capital gain to a participant.

Section 162(m) of the Code

Section 162(m) of the Code (“Section 162(m)”) generally allows the Company to obtain tax deductions without limit for performance-based compensation. The Company intends that options, and SARs, and contingent performance awards granted under the 2007 Incentive Plan will qualify as performance-based compensation not subject to the $1 million deductibility limitations under Section 162(m). A number of requirements must be met in order for particular compensation to so qualify. However, there can be no assurance that compensation under the 2007 Incentive Plan will be fully deductible under all circumstances. In addition, other awards under the plan, such as time-vested restricted stock and other stock-based awards, generally may not qualify, so that compensation paid to executive officers in connection with those awards may not be deductible.

THE ABOVE SUMMARY PERTAINS SOLELY TO CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH AWARDS MADE UNDER THE 2007 INCENTIVE PLAN AND DOES NOT PURPORT TO BE COMPLETE. THE SUMMARY DOES NOT ADDRESS ALL FEDERAL INCOME TAX CONSEQUENCES AND IT DOES NOT ADDRESS STATE, LOCAL, AND NON-U.S. TAX CONSIDERATIONS.

New Plan Benefits

The Compensation Committee and the Board of Directors, as applicable, in their discretion determine awards granted under the 2007 Incentive Plan and, therefore, the Company is unable to determine the awards that will be granted in the future under the 2007 Incentive Plan. No Awards have been granted that are contingent on the approval of the amendment and restatement of the 2007 Incentive Plan.

The awards in this table for the named executive officers are included in the 2013 Summary Compensation Table and in the 2013 Grants of Plan-Based Awards Table set forth in this proxy statement and are not additional awards.

Name and Position	2013 Stock Option Awards (1)	2013 Restricted Stock Units (2)
W.M. “Rusty” Rush, President and Chief Executive Officer	37,500	30,000
Steven L. Keller, Vice President, Chief Financial Officer and Treasurer	10,000	8,000
W. Marvin Rush Former Chairman of the Board	–	33,000
Martin A. Naegelin, Jr., Executive Vice President	15,000	12,000
David C. Orf Senior Vice President – Marketing, Fleets and Specialized Equipment	10,725	8,580
Michael J. McRoberts Senior Vice President – Dealer Operations	10,000	18,000
All current executive officers as a group (10 people)	130,550	114,440
All employees other than current executive officers as a group	270,083	127,490

(1)	Each of the reported option awards had an exercise price of $25.70. The Company’s Class A Common Stock had a closing sale price of $29.65 as of December 31, 2013.
(2)	The Company’s Class B Common Stock had a closing sale price of $25.50 as of December 31, 2013.

Equity Compensation Plan Information

The Equity Compensation Plan Information Table provides information as of December 31, 2013 with respect to shares of Class A and Class B Common Stock that may be issued under our existing equity compensation plans, including the Rush Enterprises, Inc. 2006 Non-Employee Director Stock Plan, the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan, The Rush Enterprises, Inc. Long-Term Incentive Plan, as amended (adopted by the Company’s shareholders in May 1996) and the Rush Enterprises, Inc. 1997 Non-Employee Director Stock Plan, as amended.

Class A Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2013 (a)	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2013 (b)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2013 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,706,441	$16.06	1,004,631
Equity compensation plans not approved by security holders	–	–	–
Total	3,706,441		1,004,631(1)

(1) Includes 1,004,631 shares that may be issued in the form of restricted stock under the Rush Enterprises, Inc. 2006 Non-Employee Director Stock Plan and the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan.

Class B Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2013 (a)	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2013 (b)	Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2013 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	237,730	$1.00	209,270
Equity compensation plans not approved by security holders	–	–	–
Total	237,730		209,270(1)

(1) Includes 209,270 shares that may be issued in the form of restricted stock under the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan.

As of March 17, 2014, so far in 2014 under the 2007 Incentive Plan, we granted options to purchase 459,058 shares of our Class A common stock, restricted stock covering 0 shares of our Class A common stock, and restricted stock unit awards covering 21,550 shares of our Class A common stock to 117 employees and executive officers. Factoring in forfeitures and shares withheld for taxes that have occurred so far in 2014, this leaves 295,020 shares of Class A Common Stock available for future issuance as of March 17, 2014 under the 2007 Incentive Plan. As of March 17, 2014, so far in 2014 under the 2007 Incentive Plan, we granted options to purchase 0 shares of our Class B common stock and restricted stock unit awards covering 207,370 shares of our Class B common stock to 36 employees and executive officers. Factoring in forfeitures and shares withheld for taxes that have occurred so far in 2014, this leaves 12,085 shares of Class B Common Stock available for future issuance as of March 17, 2014 under the 2007 Incentive Plan.

In considering whether to vote for approval of the amendment and restatement of the 2007 Incentive Plan, you should be aware that the Company’s executive officers may receive awards under this plan in the future. The approval of, or the failure to approve, the amendment and restatement of the 2007 Incentive Plan will not affect the rights of existing holders or the awards previously granted under the 2007 Incentive Plan.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Amendment and Restatement of the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan.

4.     Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2014

The Audit Committee has appointed the firm of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the annual meeting. E&Y has served as the Company’s independent public accounting firm for the fiscal years 2000 through 2013 and is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of E&Y, the Audit Committee may reconsider their appointment.

Representatives of E&Y are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and we expect them to be available to respond to appropriate questions from shareholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2014.

COMPANY INFORMATION

The Board’s Committees and Their Function

The business of the Company is managed under the direction of the Board of Directors. The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are the three standing committees of the Board of Directors. The charters for the three standing committees of the Board of Directors are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Audit Committee – In 2013, the Company’s Audit Committee consisted of the following directors: Thomas A. Akin, Chair of the Audit Committee, Harold D. Marshall, James C. Underwood and Gerald R. Szczepanski. The Board of Directors has determined that each member of the Audit Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations. The Board of Directors has also determined that each member of the Audit Committee is financially literate and that Mr. Akin has the attributes of an “Audit Committee Financial Expert,” as defined in applicable SEC regulations. The Audit Committee met 7 times during 2013. Raymond J. Chess was appointed to the Audit Committee and Gerald R. Szczepanski was removed from the Audit Committee in January 2014.

As set forth in more detail in the Audit Committee charter, the Audit Committee’s purpose is to assist the Board of Directors in its oversight responsibilities related to the quality and integrity of the Company’s accounting, auditing and financial reporting practices. The specific responsibilities of the Audit Committee include:

●

Reviewing and discussing with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements of the Company, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations therein;

●	Appointing, compensating, overseeing and terminating the Company’s independent registered public accounting firm;

●	Approving all audit and non-audit services to be provided by the independent registered public accounting firm;

●	Reviewing the integrity of the Company’s external financial reporting processes and internal controls over financial reporting;

●

Reviewing and approving all related-person transactions (as defined by the SEC) as required by the SEC and the NASDAQ® Global Select Market, and periodically reassessing these transactions to ensure their continued appropriateness;

●	Discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

●

Reviewing periodically with the General Counsel or Chief Compliance Officer, as applicable, matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable rules and regulations, and any material reports or inquiries received from regulators or governmental agencies;

●	Preparing the Audit Committee Report for inclusion in the Company’s annual proxy statements; and

●	Complying with all other responsibilities and duties set forth in the Audit Committee charter.

For more information regarding the Audit Committee, please refer to the Audit Committee Report contained in this proxy statement.

Compensation Committee – In 2013, the Company’s Compensation Committee consisted of the following directors: Harold D. Marshall, Chair of the Compensation Committee, James C. Underwood, Gerald R. Szczepanski and Thomas A. Akin. The Board of Directors has determined that each member of the Compensation Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations. The Compensation Committee met 6 times during 2013. The composition of the Compensation Committee has not changed for 2014, except that James C. Underwood was appointed Chair of the Compensation Committee in January 2014.

The specific responsibilities of the Compensation Committee include:

●	Administering the Company’s compensation philosophy and programs and reviewing and modifying such philosophy and programs as necessary;

●

Reviewing and approving all compensation for the Company’s directors and executive officers, including the Company’s Chief Executive Officer, and supervising all bonus and equity-based compensation awards to all Company employees;

●	Supervising the administration of the Company’s incentive compensation and equity-based compensation plans;

●	Overseeing, reviewing and discussing with management the preparation of the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement;

●	Preparing the Compensation Committee Report for inclusion in the Company’s proxy statement;

●	Appointing, compensating, overseeing and terminating the Compensation Committee’s compensation consultants and other advisors; and

●	Considering the independence of any compensation consultant, independent legal counsel or other adviser prior to retaining or obtaining the advice from such advisor

●	Complying with all other responsibilities and duties set forth in the Compensation Committee charter.

The Compensation Committee may establish subcommittees of one or more members, and delegate its authority and responsibilities to such subcommittees, when appropriate and in accordance with applicable rules and regulations. The Compensation Committee may also engage compensation consultants and other advisors, from time to time, to advise the Compensation Committee on executive compensation practices and policies or any other matters within the scope of its charter.

For more information regarding the Compensation Committee, please refer to the Compensation Committee Report contained in this proxy statement.

Nominating and Governance Committee – In 2013, the Company’s Nominating and Governance Committee consisted of the following directors: James C. Underwood, Chair of the Nominating and Governance Committee, Harold D. Marshall, Gerald R. Szczepanski and Thomas A. Akin. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market. The Nominating and Governance Committee met 5 times during 2013. Raymond J. Chess was appointed to the Nominating and Governance Committee and Thomas A. Akin and James C. Underwood were removed from the Nominating and Governance Committee in January 2014. Additionally, Gerald R. Szczepanski was appointed Chair of the Nominating and Governance Committee in January 2014.

The specific responsibilities of the Nominating and Governance Committee include:

●	Identifying individuals believed to be qualified to become members of the Board of Directors and recommending qualified individuals to the Board of Directors to stand for election as directors;

●	Recommending individuals to fill vacancies on the Board of Directors;

●	Identifying and recommending directors qualified to fill vacancies on any committee of the Board of Directors;

●	Making recommendations to the Board of Directors from time to time regarding changes to the size of the Board of Directors or any committee thereof;

●	Developing, reviewing and reassessing the adequacy of corporate governance guidelines for the Company;

●	Assessing annually the performance of the Board of Directors and receiving comments from all directors related to such annual performance review;

●	Developing succession planning policies and principles for the Company’s Chief Executive Officer; and

●	Complying with all other responsibilities and duties set forth in the Nominating and Governance Committee charter.

Compensation Committee Interlocks and Insider Participation.

During the 2013 fiscal year, none of the Company’s executive officers served on either the Company’s Compensation Committee or the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on the Company’s Compensation Committee or Board of Directors. No current or past officer or employee of the Company served on the Compensation Committee during the 2013 fiscal year. Messrs. Marshall and Akin each have certain relationships with Texstar National Bank. For a further description of these relationships, see “Certain Relationships and Related Transactions” set forth below in this proxy statement.

Board Leadership Structure

Mr. W.M. “Rusty” Rush serves as the Chairman, President and Chief Executive Officer of the Company. The Board of Directors of the Company has determined that the appointment of our President and Chief Executive Officer as the Chairman of the Board of the Company promotes a unity of vision for the Company as it implements its strategic goals. In addition, the President and Chief Executive Officer is the director most familiar with our business and operations and is uniquely situated to lead discussions on important matters affecting the business of the Company, as well as its day-to-day operations and risks. The Board of Directors believes that the Company is best served by a Chairman who is actively involved with the Company and is therefore able to bring a great depth of knowledge about the Company to the role. W.M. “Rusty” Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer. Consequently, the Board of Directors has determined that W.M. “Rusty” Rush is uniquely able to serve as Chairman of the Board. By combining the Chairman and President and Chief Executive Officer positions, the Board of Directors believes that there is a firm link between management and the Board which promotes the development and implementation of our strategic goals. Additionally, W.M. “Rusty” Rush serving as President and Chief Executive Officer demonstrates to the Company’s manufacturers, customers, and shareholders that the Company is under strong leadership.

Our Board of Directors does not have a designated “lead independent director.” The Board of Directors has determined that the appointment of a lead independent director is not necessary at this time because each of the independent directors plays an active role in Board matters. Notwithstanding the above, the Company’s non-management directors communicate frequently and hold regular executive sessions, with the appropriate non-management director presiding over each such meeting depending on the topics to be discussed.

Communications with Directors

The Board of Directors welcomes input and suggestions from shareholders and other interested parties by mail at Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130 or through the Company’s Ethics Helpline at (877) 888-0002. Interested parties may direct their input or suggestions to specific directors, the standing committees of the Board of Directors, or all of the members of the Board of Directors.

To communicate to the Audit Committee issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, you may anonymously and, to the extent provided by law, confidentially contact the Audit Committee by calling the Company’s Ethics Helpline at (877) 888-0002.

Code of Conduct for Employees and Directors

The Company has adopted the Rush Driving Principles, a code of conduct that applies to all Company officers, directors and employees. The Rush Driving Principles is available at the “Investor Relations–Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Code of Ethics for Senior Financial Officers

The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and other employees performing similar functions, including the Principal Accounting Officer. Only the Board of Directors (or the Audit Committee or other appropriate committee thereof) can amend or grant waivers from the provisions of the Code of Ethics for Senior Financial Officers, and any such amendments or waivers will be promptly posted on the Company’s website, or otherwise disclosed as required by applicable laws, rules or regulations. The Code of Ethics for Senior Financial Officers is available at the “Investor Relations – Corporate Governance” section of the Company’s website.

Shareholder Nominations of Candidates for Director

The Nominating and Governance Committee will consider all candidates for director properly recommended by shareholders. The Nominating and Governance Committee, in its sole discretion, will determine whether candidates recommended by shareholders are qualified to become a member of the Board of Directors. Candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, Chief Executive Officer, other executive officers, third-party search firms and other sources.

Any shareholder wishing to submit a candidate for the Nominating and Governance Committee’s consideration should send the following information to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver:

●	The shareholder’s name, number and class of shares of our Common Stock owned, length of period held and proof of ownership;

●	Name, age and address of the candidate;

●

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (i.e., memberships on other boards and committees, charitable foundations, etc.);

●

Any information relating to the candidate that is required by the rules and regulations of the NASDAQ® Global Select Market and the SEC to be disclosed in the solicitation of proxies for election of directors; and

●	A description of any arrangements or understandings between the shareholder and the candidate.

Minimum Qualifications for Director Nominees and Board Member Attributes

Persons considered for Board positions should, at a minimum, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. To comply with regulatory requirements, a majority of the members of the Company’s Board of Directors must qualify as independent members under the listing standards of the NASDAQ® Global Select Market, all of the members of the Audit Committee must be financially literate, and one or more members of the Company’s Audit Committee must qualify as an “Audit Committee Financial Expert” as such term is defined by applicable regulations of the SEC.

Identification and Evaluation of Director Candidates

The Nominating and Governance Committee strives to identify future potential directors sufficiently in advance so that the Nominating and Governance Committee can provide both the candidates and the Board of Directors a sufficient opportunity to evaluate one another and the candidate’s potential service on the Board of Directors. With respect to potential Board candidates identified by management, individual directors, shareholders or others, the Nominating and Governance Committee makes a preliminary review of the candidate’s background, career experience and qualifications based on publicly available information or information provided by the person who identifies the candidate. If a consensus is reached by the Nominating and Governance Committee that a particular candidate would likely contribute positively to the Board of Directors’ mix of skills and experiences, and a Board vacancy exists or is likely to occur in the foreseeable short term, the candidate is contacted to confirm his or her interest and willingness to serve. The Nominating and Governance Committee conducts in-person interviews and may invite other Board members or executive officers of the Company to interview the candidate to assess his or her overall qualifications. In the context of the current composition and needs of the Board of Directors and its committees, the Nominating and Governance Committee considers factors such as independence, judgment, skill, diversity, experience with businesses and other organizations of comparable size, experience as an officer of a publicly traded company, the interplay of the candidate’s experience with the experience of other members of the Board of Directors and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees thereof. Although we do not have a formal diversity policy in place for the director nomination process, an important factor in the Nominating and Governance Committee’s consideration and assessment of a candidate is the diversity of the candidate’s background, viewpoints, training, professional experience, education and skill set.

At the conclusion of this process, the Nominating and Governance Committee reaches a conclusion and reports the results of its review to the full Board of Directors. The report includes a recommendation whether the candidate should be nominated for election to the Board of Directors. This procedure is the same for all candidates, including director candidates identified by shareholders.

Policies Affecting Members of the Board of Directors

Members of the Company’s Board of Directors are prohibited from serving on the board of directors of more than four public companies. Additionally, if a member of the Board of Directors changes jobs, he is required to notify the Nominating and Governance Committee. The Nominating and Governance Committee shall review the appropriateness of the director remaining on the Company’s Board of Directors given the director’s change in job. If the Nominating and Governance Committee concludes that it would be inappropriate for the affected director to remain on the Board of Directors, then the Nominating and Governance Committee shall ask the affected director to resign from the Company’s Board of Directors. The affected director is expected to act in accordance with the Nominating and Governance Committee’s recommendation. Any director nominee who is elected or appointed to the Board of Directors for the first time after February 21, 2008, will be required to submit a letter of resignation to the Board of Directors to be effective upon acceptance by the Board of Directors each year after they reach the age of 72. Such letters of resignation will be considered by the Board of Directors, but the Board of Directors may choose not to accept any such letter of resignation if it believes that it is in the best interest of the Company for the director who submitted the letter of resignation to continue to serve on the Company’s Board of Directors.

Effective February 27, 2009, members of the Company’s Board of Directors who are not also officers of the Company are expected to own and hold 15,000 shares of the Company’s Common Stock. Each current director will be given five years to comply with these stock ownership guidelines and any new directors will be given five years from the date they are first appointed or elected to the Board of Directors to comply with these stock ownership guidelines. Until the stock ownership guideline is achieved, each director is encouraged to retain at least 25% of net shares obtained through the Company’s stock incentive plans. Net shares are the number of shares from the exercise of stock options or the vesting of restricted stock and RSUs, less the number of shares the director sells to cover any exercise price of equity awards or tax withholding obligations. As of December 31, 2013, each of the directors then serving was either in compliance with or on target to meet the stock ownership guidelines.

Meetings of the Board of Directors

During 2013, the Board of Directors met 8 times. Each of the directors attended at least 75% of the meetings of the Board of Directors and committees of which he was a member. The Board of Directors regularly schedules a meeting to occur the day of the Annual Meeting of Shareholders. Although the Company has no formal policy on director attendance at Annual Meetings of Shareholders, this scheduling facilitates their attendance. All of the directors then serving attended the Company’s 2013 Annual Meeting of Shareholders, except Gerald R. Szczepanski who was unable to attend, and all directors currently in office are expected to attend the 2014 Annual Meeting of Shareholders.

The non-management directors hold executive sessions at least two times per year during regularly scheduled Board meetings. Different non-management directors preside over these executive sessions depending on the topics to be discussed.

Board’s Role in Risk Oversight

The Board of Directors is responsible for the Company’s risk-oversight function. The Board of Directors, with the assistance of its standing committees, Chairman of the Board and Chief Executive Officer, Executive Vice President, Chief Financial Officer and General Counsel, regularly identifies, evaluates and discusses the material enterprise risks that could impact the Company’s operations and tactical and strategic decisions. These enterprise risks include operational, financial, legal, regulatory, market and reputational risks.

The Board of Directors oversees planning and responding to risks arising from changing business conditions or the initiation of new products or services. The Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and governmental authorities, and overseeing management’s conformance with internal policies and controls addressing the material enterprise risks of the Company’s activities. The Board of Directors receives periodic reviews of the Company’s risk management policies and controls.

The Board of Directors believes its risk oversight function is enhanced by the leadership structure of the Company’s Board of Directors. W.M. “Rusty” Rush serves as the Chairman, President and Chief Executive Officer of the Company. As a result of the Chairman’s in-depth knowledge of the Company’s operations and industry, the Board of Directors has greater insight into the Company’s operations and risks. W.M. “Rusty” Rush’s unique depth of knowledge, experience and expertise give the Board a more complete and holistic view of the material risks of the Company.

Risk-Related Compensation Policies and Practices

As part of its annual review of the executive compensation program, the Compensation Committee assessed the risk profile of its executive and nonexecutive compensation programs to determine if any of them created undesired or excessive risks of a material nature. With the assistance of the Chairman of the Board, Chief Executive Officer, Executive Vice President, Chief Financial Officer and General Counsel, the Compensation Committee (a) reviewed the Company’s compensation policies and practices for employees generally, (b) identified the risks that could result from such policies and practices, (c) identified the risk mitigators and controls and (d) analyzed the potential risks against the risk mitigators and controls and the Company’s business strategy and objectives.

In performing the assessment and reaching its conclusion, the Compensation Committee noted the following factors that reduce the likelihood of undesired or excessive risk-taking:

●	the Company’s overall compensation levels are competitive with the market;

●	the Company’s compensation practices and polices appropriately balance base pay versus variable pay and short-term versus long-term incentives;

●	the Company’s implementation of stock ownership guidelines;

●	the Compensation Committee’s oversight of equity compensation plans; and

●	the high level of Board involvement in approving material investments and capital expenditures.

Based on its analysis, the Compensation Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Company’s Executive Officers

Set forth below is information with respect to each executive officer of the Company as of April 2, 2014.

Name	Age	Position
W.M. “Rusty” Rush	55	Chairman, President, Chief Executive Officer and Director
Martin A. Naegelin, Jr.	50	Executive Vice President
Scott Anderson	56	Senior Vice President – Finance and Insurance
Steven L. Keller	44	Senior Vice President, Chief Financial Officer and Treasurer
Corey H. Lowe	38	Senior Vice President – Peterbilt Dealerships
Michael J. McRoberts	55	Senior Vice President – Dealer Operations
David C. Orf	64	Senior Vice President – Marketing, Fleets and Specialized Equipment
Richard J. Ryan	46	Senior Vice President – Navistar Dealerships
James E. Thor	56	Senior Vice President – Retail Sales
Derrek Weaver	41	Senior Vice President, General Counsel and Corporate Secretary

W.M. “Rusty” Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer. W.M. “Rusty” Rush served as Vice President and Executive Vice President of the Company from 1990 until November 1995 when he began his service as President of the Company. W.M. “Rusty” Rush was appointed Chairman of the Board in May 2013.

Martin A. Naegelin, Jr. has served as Executive Vice President of the Company since March 2007. He served as Vice President and Chief Financial Officer of the Company from January 1997 to March 2007. Mr. Naegelin was promoted to Senior Vice President in December 2001 and was named Secretary and Treasurer of the Company. Prior to joining the Company, Mr. Naegelin served as Vice President of Investor Relations and Corporate Development of Norwood Promotional Products, Inc. Mr. Naegelin had seven years of public accounting experience prior to joining Norwood in 1993.

Scott Anderson has served as Senior Vice President of Finance and Insurance of the Company since 2005 and was promoted to Senior Vice President in February 2006. Prior to joining the Company, Mr. Anderson served as Manager of Continental European Operations for CIT Group from 2004 to 2005 and was Managing Director of European Commercial Finance for Associates Capital Corp from 1998 to 2004. Mr. Anderson has over 25 years of experience in the commercial equipment finance industry.

Steven L. Keller has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since April 2011. In March 2007, Mr. Keller was promoted to Vice President, Chief Financial Officer and Treasurer of the Company after being intimately involved in the Company's finance and accounting functions since 1997, with responsibility for financial analysis and planning, business acquisitions, SEC reporting, investor relations and corporate taxes. Prior to joining the Company, Mr. Keller, a Certified Public Accountant, worked in the San Antonio office of Ernst & Young LLP and obtained a Bachelor of Business Administration in Accounting from St. Mary's University in San Antonio, Texas.

Corey H. Lowe was appointed Senior Vice President – Peterbilt Dealerships in May 2011. Mr. Lowe is responsible for operations of the dealerships in the Company’s Peterbilt Division. Mr. Lowe served as Regional Manager for the Company’s North Texas, Oklahoma and Nashville, Tennessee dealerships since August 2008, Regional Manager for the Company’s Oklahoma dealerships from 2006 to 2008 and General Manager of the Company’s Oklahoma City dealership from 2003 to 2006. Mr. Lowe joined the Company in 1998 after he received a Bachelor of Science in Financial Management from Abilene Christian University.

Michael J. McRoberts was appointed Senior Vice President - Dealer Operations in March 2013. Mr. McRoberts joined the company in 2011 and served as Regional Manager for Rush Truck Centers in California from 2011 to 2013. Mr. McRoberts served as the Vice President – General Manager and Chief Operating Officer for the Scully Companies, a regional full service leasing and dedicated contract carriage organization, from 2006 until he joined the Company in 2011. Mr. McRoberts background also includes 13 years’ experience with other commercial vehicle dealerships serving in various positions including Chief Financial Officer and President. Mr. McRoberts has a Bachelor of Science in accounting from Southern Illinois University.

David C. Orf has served as Senior Vice President of Marketing, Fleets and Specialized Equipment Sales of the Company since 1996. Mr. Orf was the general manager of the Company’s Houston, Texas, facilities from 1993 until 1996. Prior to joining the Company, Mr. Orf served as the southeast regional manager of Peterbilt Motors Company.

Richard J. Ryan has served as Senior Vice President – Navistar Dealerships since May 2010. Mr. Ryan served as the Company’s Regional General Manager of the Colorado Region from 2006 until 2010, and General Manager of the Denver location from 2004 to 2006. Prior to joining the Company, Mr. Ryan was the President of American Cargo L.L.C., a truck body manufacturing company. Mr. Ryan has over 20 years of experience in the commercial truck industry. Mr. Ryan has a Bachelor of Business Administration degree from Michigan State University.

James E. Thor has served as the Senior Vice President of Retail Sales of the Company since June 2004. Prior to joining the Company, Mr. Thor served for 14 years in various executive positions with Peterbilt Motors Company. In 1996, Mr. Thor was promoted to Director of U.S. Regional Sales of Peterbilt, prior to which he served as Regional Sales Manager and District Sales Manager.

Derrek Weaver has served as Senior Vice President, General Counsel and Corporate Secretary of the Company since April 2011. Mr. Weaver previously served as Vice President of Legal Affairs and Chief Compliance Officer from February 2005 until he was named Vice President and General Counsel of the Company in April 2010. Mr. Weaver has served as Corporate Secretary of the Company since February 2006. Mr. Weaver oversees the Company’s legal and human resources departments. Mr. Weaver received a Bachelor of Science in Mechanical Engineering from the University of Colorado at Boulder and a Doctor of Jurisprudence from the Texas Tech University School of Law.

Each of the Company’s executive officers was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his successor is appointed or until his earlier resignation or removal in accordance with applicable law. W.M. “Rusty” Rush is the son of W. Marvin Rush. There are no other family relationships among the executive officers and directors of the Company.

PRINCIPAL SHAREHOLDERS

The table below sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 15, 2014, except as otherwise noted below, by:

●	Each person or entity known by us to beneficially own more than five percent (5%) of either class of Common Stock;

●	Each director, director nominee and named executive officer; and

●	All of our directors and executive officers as a group.

Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name. Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the SEC. The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock, and one vote for each share of Class B Common Stock, beneficially owned by each person.

	Class A Common Stock		Class B Common Stock
Name and Address(1)	Shares	% of Class	Shares	% of Class	% Total Voting Power(2)
W. Marvin Rush(3)	233,672	*	3,479,959	33.7	29.4
W.M. “Rusty” Rush(4)	417,269	1.3	3,083,756	29.9	26.1
3MR Partners, L.P.(5)	2,749	*	3,002,749	29.1	25.3
GAMCO Investors, Inc. et al(6)	85,105	*	1,108,0621	10.7	9.4
Dimensional Fund Advisors LP(7)	2,401,055	7.7	963,838	9.3	9.1
Columbia Wanger Asset Management, LLC(8)	4,277,678	13.8	764,000	7.4	8.2
The Vanguard Group(9)	1,788,074	5.8	—	*	*
JPMorgan Chase (10)	2,476,218	8.0	—	*	1.0
NewSouth Capital Management, Inc. (11)	1,620,272	5.2	—	*	*
BlackRock, Inc.(12)	1,994,773	6.4	—	*	*
Harold D. Marshall(13)	76,440	*	—	*	*
Thomas A. Akin(14)	142,071	*	—	*	*
James C. Underwood	16,917	*	—	*	*
Gerald R. Szczepanski	30,000	*	—	*	*
Martin A. Naegelin, Jr.(15)	147,643	*	7,000	*	*
David Orf (16)	119,169	*	2,078	*	*
Steven L. Keller(17)	75,114	*	2,667	*	*
Michael J. McRoberts	2,165	*	3,746	*	*
All executive officers and directors as a group (16 persons, including the executive officers and directors listed above) (18)	1,711,941	5.5	3,587,748	34.7	30.9

*	Represents less than 1% of the issued and outstanding shares of the respective class of Common Stock or total voting power.

(1)	Except as otherwise noted, the business address of the named beneficial owner is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(2)

Based on a total of (a) 28,984,638 shares of Class A Common Stock and 10,300,645 shares of Class B Common Stock outstanding on March 15, 2014, and (b) 1,995,839 shares of Class A Common Stock underlying vested options and options that will vest within 60 days of March 15, 2014 (collectively referred to herein as “Vested Options”), and (c) 86,297 shares of Class A Common Stock and 28,585 shares of Class B Common Stock underlying deferred vested restricted stock units.

(3)

Includes (a) 197,500 shares of Class A Common Stock with respect to Vested Options, and (b) 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W. Marvin Rush and W.M. “Rusty” Rush are general partners and over which they share voting and dispositive power. W. Marvin Rush and W.M. “Rusty” Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P. Also see footnote (5) below and the note regarding Rush family holdings immediately following this table.

(4)

Includes (a) 365,008 shares of Class A Common Stock, (b) 25,000 shares of Class A Common Stock and 10,000 shares of Class B Common Stock with respect to deferred vested restricted stock units, and (c) 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W.M. “Rusty” Rush and W. Marvin Rush are general partners and over which they share voting and dispositive power. W.M. “Rusty” Rush and W. Marvin Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P. Also see footnote (5) below and the note regarding Rush family holdings immediately following this table.

(5)

The address of 3MR Partners, L.P. is 555 IH 35 South, Suite 500, New Braunfels, Texas 78130. As general partners, W. Marvin Rush and W.M. “Rusty” Rush have shared power to vote and dispose of or direct the vote and disposition of all of these shares.

(6)

GAMCO Investors, Inc., together with certain affiliates and subsidiaries, has (a) sole voting power of 71,105 shares of Class A Common Stock and 1,108,062 shares of Class B Common Stock, and (b) sole dispositive power of 85,105 shares of Class A Common Stock and 1,108,062 shares of Class B Common Stock.  The address of GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580-1435.  This information is based solely on information contained in Schedule 13D, filed with the SEC on February 4, 2014 and Schedule 13F filed with the SEC on February 7, 2014.  Neither GAMCO Investors, Inc. nor its affiliates and subsidiaries are affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by GAMCO Investors, Inc. and its affiliates and subsidiaries.

(7)

Dimensional Fund Advisors LP has (a) sole voting power of 2,342,524 shares of Class A Common Stock and sole voting power of 956,042 shares of Class B Common Stock, and (b) sole dispositive power of 2,401,055 shares of Class A Common Stock and sole dispositive power of 963,838 shares of Class B Common Stock. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. This information is based solely on information contained in a Schedule 13G/A6 and 13G/A5, filed with the SEC on February 10, 2014. Dimensional Fund Advisors LP is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Dimensional Fund Advisors LP.

(8)

Columbia Wanger Asset Management, LLC has (a) sole voting power of 3,861,578 shares of Class A Common Stock and 664,000 shares of Class B Common Stock, and (b) sole dispositive power of 4,277,678 shares of Class A Common Stock and 764,000 shares of Class B Common Stock. The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. This information is based solely on information contained in Schedule 13G/A8 and 13G/A3, filed with the SEC on February 6, 2014. Columbia Wanger Asset Management, LLC is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Columbia Wanger Asset Management, LLC, except that Columbia Acorn Fund, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, LLC, holds (i) 10.7% of the Class A Common Stock and (ii) 5.2% of the Class B Common Stock.

(9)

The Vanguard Group has (a) sole voting power of 51,816 shares of Class A Common Stock, and (b) sole dispositive power of 1,738,158 shares of Class A Common Stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This information is based solely on information contained in Schedule 13G filed with the SEC on February 12, 2014. The Vanguard Group is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by The Vanguard Group.

(10)

JPMorgan Chase & Co. has (a) sole voting power of 2,418,381 shares of Class A Common Stock and (b) sole dispositive power of 2,476,218 shares of Class A Common Stock. The address of JPMorgan Chase & Co. is 270 Park Ave., New York, New York 10017. This information is based solely on information contained in Schedule 13G/A2, filed with the SEC on January 21, 2014. JPMorgan Chase & Co. is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by JPMorgan Chase & Co.

(11)

NewSouth Capital Management, Inc. has (a) sole voting power of 1,326,997 shares of Class A Common Stock and (b) sole dispositive power of 1,620,272 shares of Class A Common Stock. The address of NewSouth Capital Management, Inc. is 999 S. Shady Grove Rd., Suite 501, Memphis, Tennessee 38120. This information is based solely on information contained in Schedule 13G/A2, filed with the SEC on February 7, 2014. NewSouth Capital Management, Inc. is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by NewSouth Capital Management, Inc.

(12)

BlackRock, Inc., together with certain of its subsidiaries, has (a) sole voting power of 1,876,097 shares of Class A Common Stock, and (b) sole dispositive power of 1,994,773 shares of Class A Common Stock. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. This information is based solely on information contained in Schedule 13G/A4 filed with the SEC on January 30, 2014. Neither BlackRock, Inc. nor any of its subsidiaries listed in the Schedule 13G/A3 are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by BlackRock, Inc. and its subsidiaries.

(13)	Includes 60,000 shares of Class A Common Stock with respect to Vested Options.

(14)	Includes 90,000 shares of Class A Common Stock with respect to Vested Options.

(15)

Includes (a) 124,403 shares of Class A Common Stock with respect to Vested Options, and (b) 10,000 shares of Class A Common Stock and 4,000 shares of Class B Common Stock with respect to deferred vested restricted stock units.

(16)	Includes (a) 97,739 shares of Class A Common Stock with respect to Vested Options.

(17)

Includes (a) 47,394 shares of Class A Common Stock with respect to Vested Options, and (b) 6,667 shares of Class A Common Stock and 2,667 of Class B Common Stock with respect to deferred vested restricted stock units.

(18)

Reflect information above as well as information regarding our unnamed executive officers; provided however, that shares reflected more than once in the table above with respect to W. Marvin Rush and W.M. “Rusty” Rush are only reflected once in this line. See the note regarding Rush family holdings immediately following this table.

Note Regarding Rush Family Holdings

SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in the same shares being listed multiple times in the table above. The 2,749 shares of Class A Common Stock and the 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P. (see footnote (5) above) are included two additional times in the above table under the names of W. Marvin Rush and W.M. “Rusty” Rush (that is, there are only 2,749 shares of Class A Common Stock and the 3,002,749 shares of Class B Common Stock rather than 8,247 shares of Class A Common Stock and the 9,008,247 shares of Class B Common Stock). For purposes of the above table, removing the shares counted multiple times results in an aggregate total ownership of 1.5% of outstanding Class A Common Stock and 32.7% of outstanding Class B Common Stock for W. Marvin Rush, W.M. “Rusty” Rush and 3MR Partners, L.P. W. Marvin Rush and W.M. “Rusty” Rush each disclaim beneficial ownership over shares owned by other members of the Rush family and 3MR Partners, L.P., except as specifically disclosed in the footnotes above.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides information regarding our executive compensation program in 2013 for the following executive officers of the Company (collectively, the “named executive officers”):

●	W.M. “Rusty” Rush, our Chairman, President and Chief Executive Officer;

●	Steven L. Keller, our Senior Vice President, Chief Financial Officer and Treasurer;

●	W. Marvin Rush, our former Chairman of the Board;

●	Martin A. Naegelin, Jr., our Executive Vice President;

●	David C. Orf, our Senior Vice President – Marketing, Fleets and Specialized Equipment; and

●	Michael J. McRoberts, our Senior Vice President – Dealer Operations

Pursuant to the Company’s Amended and Restated Bylaws, the Chairman of the Board is an executive officer of the Company. Prior to W. Marvin Rush’s retirement as Chairman of the Board on May 20, 2013, he remained active in the Company’s business and performed a policy-making function for the Company.

In March 2013, Mr. McRoberts was promoted from Regional Manager for Rush Truck Centers in California to Senior Vice President, Dealer Operations of the Company. As Senior Vice President, Dealer Operations, Mr. McRoberts was designed by the Board as an executive officer of the Company.

2013 Financial Highlights

Fiscal 2013 was a milestone year for us as we achieved record financial performance and accomplished several strategic goals, including (i) achieving record revenue, (ii) diversifying our commercial vehicle product and service offerings, and (iii) expanding our Rush Truck Centers network footprint to include 106 dealership locations.

Throughout 2013, we delivered on our three-pronged growth strategy – to expand aftermarket capabilities, to broaden the scope of our commercial vehicle product offerings, and to extend our network of Rush Truck Centers. Key highlights of our 2013 performance include the following:

Acquisitions including:	Revenues of:	Diluted earnings per share of:	Class B common stock repurchases of:	Total shareholder return of:
17 dealership locations	$3.4 billion	$1.22	$12.9 million	40.9%(1)

(1)	Total shareholder return was calculated by using a weighted-average of the Class A and Class B Common Stock outstanding at December 31, 2013.

Executive Compensation Highlights

Key aspects of our executive compensation program in 2013 included the following:

What We Do:	☑	Tie Pay to Performance. A significant portion of each executive officer’s annual compensation is tied to corporate and individual performance.
	☑	Retain an Independent Compensation Consultant. The Compensation Committee engages an independent compensation consultant, who does not provide services to management.
	☑	Utilize Stock Ownership Guidelines. We have significant stock ownership guidelines.
☑

 Have Double-Trigger Severance Arrangements. Our Executive Severance Plan and equity award agreements require a qualifying termination of employment in addition to a change of control in the Company before change of control benefits or accelerated equity vesting are triggered.

☑

 Mitigate Inappropriate Risk Taking. We structure our compensation programs so that they minimize inappropriate risk taking by our executive officers and other employees, including appropriately balancing base pay versus variable pay and short-term versus long-term incentives.

	☑	Prohibit Hedging and Pledging. Our insider trading policy prohibits all employees and directors from hedging or pledging the economic interest in the Company shares they hold.
	☑	Historically Strong “Say-on-Pay” Support. We have experienced strong “say-on-pay” support, with greater than 90% shareholder approval in 2011.

What We DO NOT Do:	☒

 Provide Gross-ups for Excise Taxes. Pursuant to the Compensation Committee’s policy, any participant who enters the Executive Severance Plan after March 3, 2011, is not entitled to a gross-up for any excise taxes that may be imposed as a result of severance or other payments made in connection with a change of control of the Company. Consequently, Mr. McRoberts is not entitled to excise tax gross-up payments under the Executive Severance Plan.

	☒	Reprice Stock Options. Our 2007 Incentive Plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.

The Compensation Committee believes that our 2013 executive compensation program is strongly aligned with pay-for-performance principles. Specifically, a significant percentage of the total direct compensation (i.e., base salary, cash performance bonus and annual equity incentive awards) of Messrs. W.M. “Rusty” Rush, Keller, Naegelin, Orf and McRoberts that was granted in 2013 was “at-risk,” as the following graphs illustrate:

RUSH NAMED EXECUTIVE OFFICERS 2013 TOTAL DIRECT COMPENSATION MIX
CEO MIX	OTHER NEO MIX (AVERAGE)

(1) The above graphs exclude (i) Mr. McRoberts’ promotion awards of $250,000 and 10,000 RSUs, (ii) Mr. W. Marvin Rush’s payments and benefits under his Retirement and Transition Agreement, and (iii) the Named Executive Officers’ employee benefits and perquisites, as each of these items are not included in the definition of total direct compensation.

Shareholder Advisory Vote to Approve Executive Compensation

We conducted our first advisory vote to approve executive compensation at our 2011 Annual Meeting of Shareholders. While this vote was not binding on the Compensation Committee, the Board of Directors or the Company, the Compensation Committee values the opinions of our shareholders on executive compensation matters. Based upon the Inspector of Election’s report, the advisory vote to approve executive compensation received the favorable support of 91% of the votes cast thereon. The Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation program were necessary solely as a result of the advisory vote.

In response to the majority of the votes cast for an advisory vote to approve executive compensation every three years at our 2011 Annual Meeting of Shareholders, we have currently determined that the advisory vote to approve executive compensation will be conducted every three years, with the next advisory vote to approve executive compensation being held at the Annual Meeting. See Proposal 2 of this proxy statement for further information on the advisory vote to approve executive compensation.

Compensation Objectives

Our executive compensation program is intended to accomplish the following objectives:

●	Provide a competitive compensation package that enables us to attract, motivate and retain talented executives who contribute to the success of our business;

●	Reward executives when we perform well financially, while not encouraging executives to take unnecessary risks that could threaten our long-term sustainability; and

●	Align executives’ interests with those of our shareholders.

As further discussed below, in 2013 the Compensation Committee reviewed and considered competitive pay information derived from its independent compensation consultant, prior to approving the individual pay components of the named executive officers (except for Mr. McRoberts as further described below) to help ensure such compensation was competitive in our marketplace for executive talent. Furthermore, as illustrated in the above graph, a significant portion of Messrs. W.M. “Rusty” Rush’s, Keller’s, Naegelin’s, Orf’s and McRoberts’ total direct compensation (base salary, cash performance bonus and equity incentive awards) was “at risk” compensation, delivered in the form of a cash performance bonus and annual equity incentive awards. The Compensation Committee designed the cash performance bonus and equity incentive awards with the intention that such awards would focus the named executive officers on achieving our short-term business objectives and strategies and align their interests with our shareholders, as applicable.

Compensation Setting Process

The Compensation Committee approves all compensation decisions for the named executive officers, including base salaries, cash performance bonuses, and equity incentive awards. The Compensation Committee aims to structure executive compensation in a manner that achieves the compensation objectives described above. In approving executive compensation from year to year, the Compensation Committee reviews and considers, among other things:

●     Our financial and operating performance;

●     The roles and responsibilities of the named executive officers;

●     Evaluations of the named executive officers’ performance;

●     Competitive pay information;

●     Historical compensation levels; and/or

●     Recommendations by our Chief Executive Officer.

In general, the named executive officers’ compensation is impacted by individual performance as noted above. However the assessment of the named executive officers’ individual performance by the Compensation Committee and W.M. “Rusty” Rush is a subjective assessment of accomplishment and contribution to the Company, and is not based upon quantitative performance measures. The Compensation Committee believes that basing individual performance on quantitative performance measures raises the risks that individuals will take inappropriate risks to achieve such performance goals without appropriate consideration of the best interests of the Company and our shareholders. The Compensation Committee believes its approach to evaluating individual performance and contribution to the Company provides a balanced relationship between pay-for-performance and appropriate risk management, and fosters team cohesiveness.

In approving 2013 executive compensation, the Compensation Committee reviewed tally sheets for each named executive officer, which were prepared by management. The tally sheets set forth the base salary, cash performance bonus, total cash compensation, number of stock option awards, and number of RSU awards for each of our executive officers, including the named executive officers, for 2013. The Compensation Committee used the tally sheets as a reference point to ensure its members understood the individual pay levels of the named executive officers. In 2013, the Compensation Committee did not increase or decrease the named executive officers’ compensation as a result of its review of the tally sheets.

Role of Executive Officers in Compensation Decisions

In 2013, our executive officers, including W.M. “Rusty” Rush and W. Marvin Rush until his retirement in May 2013, regularly attended Compensation Committee meetings and, upon the Compensation Committee’s request, provided compensation and other related information to the Compensation Committee. However, W.M. “Rusty” Rush and W. Marvin Rush were not present during the Compensation Committee’s discussions and approval of their own compensation nor did they attend executive sessions of the Compensation Committee.

In setting and approving 2013 executive compensation, W.M. “Rusty” Rush (i) formulated recommendations on matters of compensation philosophy, objectives, and design; (ii) provided an overview of our financial and operating performance; (iii) provided the results of his annual performance evaluation of Messrs. Keller, Naegelin, Orf and McRoberts; and (iv) provided compensation recommendations for Messrs. Keller, Naegelin, Orf and McRoberts.

W.M. “Rusty” Rush discussed with the Compensation Committee the following individual performance considerations that impacted his compensation recommendations for Messrs. Keller, Naegelin, Orf and McRoberts:

●

Steven L. Keller. Mr. Keller, as our Senior Vice President, Chief Financial Officer and Treasurer, is responsible for the financial management of the Company and evaluating and managing all aspects of accounting, auditing, treasury, and tax. Over the last several years, Mr. Keller’s financial leadership has been critical to maintaining a strong balance sheet and managing our financial position. Additionally, Mr. Keller has performed an important role in our strategic and corporate development initiatives over the past several years, including multiple acquisitions in 2012 and 2013.

●

Martin A. Naegelin, Jr. Mr. Naegelin, as our Executive Vice President, is responsible for all administrative functions of the Company. In 2013, Mr. Naegelin provided key support and coordination for all administrative aspects of our major corporate initiatives, including the implementation of our new SAP dealer management system.

●

David C. Orf. Mr. Orf, as our Senior Vice President–Marketing, Fleets and Specialized Equipment, is responsible for new truck sales related to fleets and specialized equipment at the Company’s dealerships. In 2013, Mr. Orf demonstrated strong management skills in continuing the strategic focus of growing sales related to specialized vocational markets.

●

Michael J. McRoberts. Mr. McRoberts, as our Senior Vice President–Dealer Operations, is responsible for providing support to parts, service and body shop operations at our dealerships, corporate procurement, Rig Tough, the Company’s private label parts brand, and Custom Vehicle Solutions.

Based on his performance evaluations of the above named executive officers and one or more of the other factors set forth above under “Compensation Setting Process,” W.M. “Rusty” Rush made a recommendation to the Compensation Committee regarding the base salary levels, the amount of the cash performance bonus, and the form and amount of the annual equity incentive awards granted to the Messrs. Keller, Naegelin, Orf and McRoberts for 2013, as well as the compensation awarded to Mr. McRoberts as a result of his promotion.

W.M. “Rusty” Rush did not use any formula in determining his compensation recommendations. The Compensation Committee has complete discretion to approve, disapprove, or alter W.M. “Rusty” Rush’s compensation recommendations.

In 2013, the Compensation Committee accepted, without modification, the recommendations of W.M. “Rusty” Rush regarding the base salary, cash performance bonus, and annual equity incentive awards of Messrs. Keller, Naegelin, Orf and McRoberts, as well as the compensation awarded to Mr. McRoberts as a result of his promotion. The entire Board of Directors ratified the individual pay components, as well as the total direct compensation, of these named executive officers in 2013.

W.M. “Rusty” Rush did not make any compensation recommendations regarding his compensation or W. Marvin Rush’s compensation in 2013.

The Chief Executive Officer’s and Chairman’s Compensation

In 2013, the Compensation Committee approved W.M. “Rusty” Rush’s base salary, cash performance bonus, and equity awards based upon its subjective evaluation of his role and responsibilities within the Company, the Company’s financial and operating performance, and his personal contributions to the Company in 2013, including negotiating several significant acquisitions, the integration of acquired dealerships into our operations, and coordinating efforts to expand our parts and service offerings beyond those traditionally offered by other commercial vehicle dealerships.

In 2013, the Compensation Committee approved W. Marvin Rush’s base salary, equity awards and Retirement and Transition Agreement (as discussed further below under “W. Marvin Rush’s Retirement and Transition Agreement”).

Mr. McRoberts’ Promotion to Senior Vice President, Dealer Operations of the Company

In March 2013, Mr. McRoberts was promoted from Regional Manager for Rush Truck Centers in California to Senior Vice President, Dealer Operations of the Company. As Senior Vice President, Dealer Operations, Mr. McRoberts is responsible for providing support to parts, service and body shop operations at our dealerships, corporate procurement, Rig Tough, the Company’s private label parts brand, and Custom Vehicle Solutions, and was designated by the Board as an executive officer of the Company.

As a result of Mr. McRoberts’ promotion, he received an increase in base salary as further described below, a cash promotion bonus of $250,000, and RSU awards covering 10,000 shares of Class B Common Stock. The aggregate grant date fair value of the 10,000 RSUs, computed in accordance with ASC 718, except no assumptions for forfeitures were included, was $217,500. The Compensation Committee approved Mr. McRoberts’ promotion compensation based upon its subjective judgment and discretion as to the overall fairness and competitiveness of his compensation in light of his new role and responsibilities with the Company.

Role of Compensation Consultant in Compensation Decisions

Generally, the Compensation Committee engages a compensation consultant every two years to conduct an assessment of our executive compensation program. In 2013, the Compensation Committee engaged Longnecker & Associates (“Longnecker”), an independent compensation consultant, to:

●	Assess the composition of our custom peer group;

●

Review the named executive officers’ then individual pay components: base salary, total cash compensation (i.e., base salary plus cash performance bonus), equity incentive awards, and total direct compensation (i.e., base salary, cash performance bonus and equity incentive awards);

●	Assess the competitiveness of the named executive officers’ current pay levels; and

●	Assess the reasonableness of the payments and benefits payable to W. Marvin Rush under his Retirement and Transition Agreement.

The Compensation Committee has established procedures that are intended to maintain Longnecker’s independence. These procedures include a direct reporting relationship of Longnecker to the Compensation Committee. With the consent of the Chairman of the Compensation Committee, Longnecker may contact our executive officers, including the named executive officers, for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation Committee that the named executive officers also receive.

Longnecker has served as the Compensation Committee’s independent compensation consultant since 2007. In 2013, Longnecker did not provide any services to the Company, or receive any payments from the Company, other than in its capacity as a consultant to the Compensation Committee. The Compensation Committee has assessed whether the services provided by Longnecker in 2013 raised any conflicts of interest pursuant to the SEC rules, and has concluded that no such conflicts of interest existed.

Peer Analysis

As indicated above, one of the factors that the Compensation Committee generally considers in setting the named executive officers’ compensation is competitive pay information. In January 2013, Longnecker derived certain competitive pay information from a custom peer group and certain survey data as further discussed below.

The 2013 peer group was composed of the following 16 companies:

●	Accuride Corp	●	Hub Group Inc.
●	Allison Transmission Holdings Inc.	●	Landstar System Inc.
●	Asbury Automotive Group Inc.	●	Lithia Motors Inc.
●	Briggs & Stratton Corporation	●	NACCO Industries Inc.
●	Commercial Vehicle Group Inc.	●	The Pep Boys, Manny, Moe & Jack
●	Con-Way Inc.	●	Standard Motor Products Inc.
●	Group 1 Automotive Inc.	●	Swift Transportation Company
●	H&E Equipment Services Inc.	●	Westinghouse Air Brake Tech.

The above peer companies were approved by the Compensation Committee based upon their annual revenues (roughly .26x to 2.29x our revenues), assets (roughly .25x to 2.68x our assets), and market capitalization (roughly .28x to 5.41x our market cap), based upon data compiled by Longnecker in November 1, 2012. The Compensation Committee believes that the composition of the 2013 peer group reflects an appropriate set of comparator companies for purposes of assessing the Company’s executive compensation program. The 2013 peer group did not change from what was reported in last year’s proxy statement.

In addition to the 2013 custom peer group, Longnecker derived the 2013 competitive pay information, in part, from published survey data from the following sources:

●	Economic Research Institute, 2013 ERI Executive Compensation Assessor;

●	Towers Watson, 2012/2013 Top Management Compensation;

●	Mercer, Inc. 2012 US General Benchmark Survey;

●	Kenexa, 2012 CompAnalyst; and

●	WorldatWork, 2012/2013 Total Salary Increase Budget Survey.

As part of Longnecker’s 2013 assessment, it developed, by subjectively prioritizing the data derived from the custom peer group and the industry survey data (where it deemed appropriate), a “market consensus” for the base salary, target total cash compensation, target equity incentive awards, and total direct compensation for each of the named executive officer (except for Mr. McRoberts) for the respective year.

Mr. McRoberts first became an executive officer of the Company in March 2013, which was after the date that Longnecker performed the above competitive pay analysis. Consequently, Longnecker did not include Mr. McRoberts in the competitive pay analysis it performed in January 2013.

With respect to our 2013 executive compensation program, the Compensation Committee made the following determinations using the competitive pay information derived by Longnecker:

●

Mr. W.M. “Rusty” Rush’s 2013 base salary fell above the 75th percentile, Messrs. Naegelin’s and Orf’s 2013 base salary fell between the 50th and 75th percentiles, and Mr. Keller’s 2013 base salary fell slightly below the 25th percentile, of the competitive pay information derived by Longnecker;

●

Mr. W.M. “Rusty” Rush’s 2013 total cash compensation (base salary and cash performance bonus) fell above the 75th percentile, Mr. Keller’s 2013 total cash compensation fell between the 25th and 50th percentiles, and Messrs. Naegelin’s and Orf’s 2013 total cash compensation fell between the 50th and 75th percentiles of the competitive pay information derived by Longnecker;

●

Messrs. W.M. “Rusty” Rush’s and Keller’s 2013 equity incentive awards fell between the 25th and the 50th percentiles, and Messrs. Naegelin’s and Orf’s 2013 equity incentive awards fell between the 50th and 75th percentiles, of the competitive pay information derived by Longnecker; and

●

Messrs. W.M. “Rusty” Rush’s, Naegelin’s and Orf’s 2013 total direct compensation (i.e., base salary, cash performance bonus and equity incentive awards) fell between the 50th and 75th percentiles, and Mr. Keller’s 2013 total direct compensation fell between the 25th and 50th percentiles, of the competitive pay information derived by Longnecker.

Based upon the above findings, the Compensation Committee believes that the individual pay components and total direct compensation levels of Messrs. W.M. “Rusty” Rush, Keller, Naegelin and Orf in 2013 was competitive with the pay practices of the competitive pay information.

Notwithstanding the above, the Compensation Committee believes the competitive pay information should be used as a point of reference and not as the sole factor in setting executive compensation. Accordingly, the Compensation Committee does not target any individual pay component to fall within a specific range or percentile of the competitive pay information. The competitive pay information is only one of a number of factors used by the Compensation Committee in setting executive compensation. Consequently, each named executive officer’s individual pay components and total direct compensation may be below, at, or above the 50th percentile or the 75th percentile of the competitive pay information. The Compensation Committee approves individual pay components and total direct compensation levels based upon its subjective judgment and discretion as to the overall fairness and competitiveness of the named executive officers’ compensation.

The competitive pay information derived by Longnecker provided the Compensation Committee a basic framework from which to make determinations with regard to the individual pay components and total direct compensation of Messrs. W.M. “Rusty” Rush, Keller, Naegelin and Orf, as well as to assist it in determining whether such compensation levels accomplish the objectives of the executive compensation program in 2013.

The Compensation Committee did not assess the competitive pay information in approving Mr. W. Marvin Rush’s 2013 compensation. Mr. W. Marvin Rush’s 2013 base salary and equity incentive awards did not change from fiscal year 2012, and he was not eligible for a cash performance bonus for 2013 as a result of his retirement. See “—W. Marvin Rush’s Retirement and Transition Agreement” below for further discussion of the competitive pay analysis performed on Mr. Marvin Rush’s Retirement and Transition Agreement.

Compensation Program Components

In general, our 2013 executive compensation program is comprised of the following four primary components:

●	Base salary;

●	Cash performance bonuses;

●	Equity incentive awards; and

●	Employee benefits and other perquisites.

In addition to the above, Mr. McRoberts received certain compensation as a result of his promotion as further described above.

We do not have a specific policy, practice or formula regarding the allocation of total compensation between (i) base salary and equity incentive awards, (ii) cash performance bonus and equity incentive awards, or (iii) total cash compensation and equity incentive awards.

Except for W. Marvin Rush, each of the other named executive officers is a participant in our Executive Transition Plan. For a further description of the benefits afforded to the named executive officers under the Executive Transition Plan, please refer to the “Severance and Change of Control Arrangements” section set forth below.

Base Salary

We provide the named executive officers with a base level of monthly income for the expertise, skills, knowledge, and experience they offer to our management team. The Compensation Committee believes that competitive levels of base salary are necessary for the motivation and retention of the named executive officers.

The named executive officers’ base salaries at the end of 2012 and 2013 were as follows:

Named Executive Officer	Base Salary as of December 31, 2012	Base Salary as of December 31, 2013	Percentage Change
W.M. “Rusty” Rush, Chairman, President and Chief Executive Officer	$1,100,016	$1,100,016	—
Steven L. Keller, Senior Vice President, Chief Financial Officer and Treasurer	$324,000	$356,400	10%
W. Marvin Rush, Former Chairman	$1,000,008	–	N/A
Martin A. Naegelin, Jr., Executive Vice President	$417,600	$459,600	10%
David C. Orf, Senior Vice President – Marketing, Fleets and Specialized Equipment	$348,000	$382,800	10%
Michael J. McRoberts Senior Vice President – Dealer Operations	$330,000	$386,050	17%

Messrs. Keller, Naegelin and Orf each received a 10% increase in their base salary in 2013, their first base salary increase since September 2011, in recognition of their individual performance factors discussed above. Mr. McRoberts received a 17% increase in his base salary in recognition of his promotion from Regional Manager for Rush Truck Centers in California to Senior Vice President, Dealer Operations of the Company in March 2013, and the significant additional responsibilities he assumed in his new role as an executive officer of the Company.

As further discussed above, W. Marvin Rush retired as Chairman of the Board in May 2013.

Cash Performance Bonus

Generally, each of the named executive officers is eligible to earn an annual cash performance bonus based upon: (i) our “income from continuing operations before taxes” during the prior year and (ii) one or more of the following: (a) historical bonus levels, (b) the competitive pay information and (c) individual performance. Performance bonuses are intended to focus management on increasing our “income from continuing operations before taxes” (one of our key financial objectives), as well as to provide incentives for building shareholder value. The cash performance bonuses are traditionally paid on March 15th of the following year in which they are earned.

In 2012 and 2013, the Compensation Committee approved the following cash performance bonuses for the named executive officers:

Named Executive Officer	2012 Cash Bonus	2013 Cash Bonus	Percentage Change
W.M. “Rusty” Rush	$1,500,000	$1,300,000	-13%
Steven L. Keller	$225,000	$250,000	11%
W. Marvin Rush(1)	$430,000	–	N/A
Martin A. Naegelin, Jr.	$274,000	$260,000	-5%
David C. Orf	$238,000	$225,000	-5%
Michael J. McRoberts	$215,000	$245,000(2)	14%

(1)	As a result of W. Marvin Rush’s retirement in May 2013, he was not eligible for a 2013 annual cash performance bonus.

(2)	In addition to this 2013 annual performance bonus, Mr. McRoberts received a $250,000 promotion bonus as further described above.

The 2013 cash performance bonuses were based, in part, upon our 2013 “income from continuing operations before taxes,” as reported in our Form 10-K for the year ended December 31, 2013. The Compensation Committee believes that “income from continuing operations before taxes” provides a direct link between an officer’s compensation and our financial performance, causing the officers’ compensation to fluctuate with our financial performance. Our income from continuing operations before taxes decreased to $81.1 million, or 20%, for the 2013 fiscal year, as compared to $101.2 million for the 2012 fiscal year.

Traditionally, cash performance bonuses are increased or decreased by a discretionary percentage that is less than the actual percentage that income from continuing operations before taxes increased or decreased from the prior fiscal year. In determining the amount of the 2013 cash performance bonuses, the Compensation Committee also considered the 2013 competitive pay information derived by Longnecker for each of the named executive officers (other than for Mr. McRoberts) and approved bonus amounts that it subjectively determined appropriate to maintain the competitiveness of the named executive officers’ total cash compensation (i.e., base salary plus the cash performance bonus).

As a result of our income from continuing operations before taxes decreasing by 20% in 2013 (as compared to 2012), the Compensation Committee subjectively decreased the amount of cash performance bonuses for each of Messrs. W.M. “Rusty” Rush, Naegelin and Orf by 13%, 5% and 5%, respectively, in 2013. Mr. Keller’s cash performance bonus was increased by 11% in recognition of his individual performance in closing multiple acquisitions during 2013. Mr. McRoberts’ cash performance bonus was increased by 14% in recognition of the increased responsibilities that assumed in his new role.

The 2013 cash performance bonuses were not based upon specific benchmark percentiles. Instead, the amount of the bonuses was based upon the Compensation Committee’s subjective judgment and discretion as to the overall competitiveness of the named executive officers’ total cash compensation. Nevertheless, these decisions were taken, as in the past, within the framework of the Compensation Committee’s overall objective of linking the named executive officer’s performance bonus to the increase in our “income from continuing operations before taxes.” The following graph illustrates how the then named executive officers’ aggregate cash performance bonuses in 2009, 2010, 2011, 2012 and 2013 compared to our income from continuing operations before taxes for the respective fiscal years.

Equity Incentive Awards

The Compensation Committee annually grants equity incentive awards to key employees, including the named executive officers, to (i) allow such employees to participate in our profitability and long-term growth, (ii) maximize retention leverage, and (iii) align such employees’ interests with those of our shareholders. Equity incentive awards are typically awarded on March 15th of each year. The Compensation Committee administers the 2007 Long-Term Incentive Plan, which includes, without limitation, selecting award recipients, determining the type of awards to be granted, fixing the terms and conditions of awards, and interpreting the provisions of the 2007 Long-Term Incentive Plan.

Beginning in 2008, the Compensation Committee annually granted a combination of restricted stock awards and stock options to our key employees, including the named executive officers. However, in 2011, the Compensation Committee began granting our key employees RSU awards in lieu of restricted stock awards to provide them more flexible tax planning options, as further described below.

In 2013, the Compensation Committee subjectively allocated the total value of the equity incentive awards of Messrs. W.M. “Rusty” Rush, Naegelin, and Orf approximately 42% to stock options and approximately 58% to RSU awards. The Compensation Committee allocated 100% of W. Marvin Rush’s equity awards to RSUs. The Compensation Committee allocated the total value of Mr. McRoberts’ equity incentive awards approximately 36% to stock options and approximately 64% to RSU awards. The Compensation Committee does not have a formal policy with respect to allocating the annual equity incentive awards between stock options and RSU awards.

Under the terms of the 2007 Long-Term Incentive Plan, the Compensation Committee may grant equity incentive awards for shares of the Company’s Class A and Class B Common Stock. Each share of Class B Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 1/20th of one vote per share. In the past, the Company granted equity incentive awards for Class A Common Stock in lieu of Class B Common Stock. However, beginning in 2013, the Compensation Committee granted RSU awards covering Class B Common Stock, in lieu of Class A Common Stock, in order to help ensure select members of management maintain the requisite voting control of the Company’s capital stock as required by the Company’s dealership agreements with Peterbilt Motors Company, as further discussed in our public filings with the SEC. The Compensation Committee retains discretion to continue to grant equity incentive awards for Class B Common Stock in the future.

Equity incentive awards are granted at fair market value on the date of grant. Fair market value is internally defined as the closing market price on the grant date of the respective class of the Company’s Common Stock as quoted on the NASDAQ® Global Select Market. All equity incentive awards that have been granted to our directors and employees, including the named executive officers, have been reflected in the Company’s consolidated financial statements in accordance with the applicable accounting guidance contained in Accounting Standards Codification 718, Stock Compensation (“ASC 718”). Generally, stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years. RSU awards generally vest in one-third increments beginning on the first anniversary of the grant date. The vesting schedules of the equity incentive awards and term of stock options were strategically chosen to be competitive and enhance the Company’s retention efforts.

In 2012 and 2013, the Compensation Committee approved the following stock options and RSU awards to the named executive officers:

Named Executive Officer	2012 Class A Options (#)	2012 Class A RSUs(#)	Aggregate Grant Date Fair Value of 2012 Equity Awards ($)(1)	2013 Class A Options (#)	2013 Class B RSUs (#)	Aggregate Grant Date Fair Value of 2013 Equity Awards ($)(1)	Percentage Change(2)
W.M. “Rusty” Rush	75,000	15,000	1,173,758	37,500	30,000	1,128,199	-3.9%
Steven L. Keller	20,000	4,000	313,002	10,000	8,000	300,853	-3.9%
W. Marvin Rush	–	33,000	774,840	–	33,000	717,750	-7.4%
Martin A. Naegelin, Jr.	30,000	6,000	469,503	15,000	12,000	451,280	-3.9%
David C. Orf	21,450	4,290	335,694	10,725	8,580	322,665	-3.9%
Michael J. McRoberts	10,000	2,000	156,501	10,000	8,000(3)	300,853	92.2%

(1)

The amounts reflect the aggregate grant date fair value of the annual equity incentive awards granted in 2013 and 2012, as applicable, computed in accordance with ASC 718, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2013 Annual Report on Form 10-K filed with the SEC on March 3, 2014.

(2)	Amounts reflect the percentage change in the aggregate grant date fair value of the equity awards in 2013, as compared to 2012.

(3)

In addition to the 8,000 Class B RSU awards reported in the above table, Mr. McRoberts received 10,000 Class B RSU awards as a result of his promotion to Senior Vice President, Dealer Operations of the Company as further described above.

In determining the amount of equity incentive awards to grant the named executive officers (other than for Mr. McRoberts) for 2013, the Compensation Committee considered the following factors:

●	The value of equity incentive awards granted in prior years; and

●	The competitive pay information derived by Longnecker.

Based upon recommendation of Longnecker, the Compensation Committee increased the allocation of the 2013 RSU awards of Messrs. W.M. “Rusty” Rush, Naegelin, and Orf from 30% to 58% percentage in order to increase the retention value of their 2013 equity incentive awards. However, as reflected in the above chart, the overall aggregate grant date fair value of Messrs. W.M. “Rusty” Rush’s, Naegelin’s, and Orf’s equity incentive awards slightly decreased in 2013, as compared to 2012. Mr. W. Marvin Rush’s equity incentive awards did not change in 2013. Mr. McRoberts’ 2013 equity incentive awards were increased in recognition of the additional responsibilities he assumed in his new role as an executive officer of the Company.

The amount of the 2013 equity incentive awards was not based upon a formula-driven framework or specific benchmark percentiles, nor does the Compensation Committee have a specific policy, practice, or formula regarding the allocation of total direct compensation to equity awards. Instead, the amount of equity awards were based upon the Compensation Committee’s subjective judgment and discretion as to (i) the competitiveness of the named executive officers’ equity incentive awards and total direct compensation for 2013 and (ii) appropriate levels of retention incentives.

As discussed above, we typically grant equity incentive awards to our employees, including the named executive officers, on March 15th of each year. However, we may grant equity incentive awards at other times during the year for legitimate business purposes, including, without limitation, upon employment of new hires. The Compensation Committee does not have a formal policy on timing equity awards in connection with the release of material nonpublic information to affect the value of compensation. Notwithstanding the foregoing, in the event that material nonpublic information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take such information under advisement and make an assessment in its business judgment after consultation with our executives and counsel whether to delay the grant of the equity awards in order to avoid any potential impropriety.

The Board of Directors believes that executive officers should own and hold our Common Stock to further align their interests and actions with the interests of our shareholders. Therefore, the Board of Directors adopted stock ownership guidelines for our executive officers in 2009. Pursuant to these guidelines, our Chief Executive Officer is expected to own and hold 100,000 shares of our Common Stock and our other executive officers are expected to own and hold 10,000 shares of our Common Stock within five years of the adoption of such guidelines or within five years of their appointment as an executive officer of the Company. Until the applicable stock ownership level is achieved, an executive officer is encouraged to retain at least 25% of the net shares obtained through our stock incentive plans. Net shares are the number of shares realized from the sale of stock options or the vesting of restricted stock and RSUs, less the number of shares the executive officer sells or has withheld to cover any exercise price and tax withholding obligations. As of December 31, 2013, each of the named executive officers that remained employed with us on such date was either in compliance with or on target to meet the above stock ownership guidelines.

W. Marvin Rush’s Retirement and Transition Agreement

In connection with W. Marvin Rush’s retirement in May 2013, he entered into a Retirement and Transition Agreement with the Company (the “Retirement Agreement”). The Retirement Agreement provides that W. Marvin Rush will receive (i) retirement pay of $8,000,000, of which 7,200,000 was paid on June 1, 2013 and the remaining balance will be paid in four equal installments of $200,000 on each of June 1, 2014, June 1, 2015, June 1, 2016 and June 1, 2017; (ii) continued participation in the Company’s group health plan for up to 48 months following his retirement totaling approximately $89,968; (iii) permitted use of the Company’s aircraft for personal travel for four years, up to 60 hours per year totaling approximately up to $1,920,000; (iv) permitted use of the Company’s ranch for four years, up to 15 days per year totaling approximately up to $80,000; (v) payment of the premiums on his term life insurance policy for four years totaling $145,608; (vi) personal services performed by certain employees of the Company, but all costs related to these employees will be reimbursed by Marvin Rush to the Company; (vii) immediate vesting of all outstanding stock options, restricted stock awards, and restricted stock units previously granted and unvested as of May 20, 2013 totaling $2,943,503; (viii) the security, telecommunications and computer equipment at his personal residence, together with the maintenance, repair, continued service or replacement of such equipment as long as he serves as a director of the Company; and (ix) office space at the Company’s headquarters for his use, together with the use of an administrative assistant, for four years totaling approximately $607,600. The Retirement Agreement contains customary confidentiality, non-solicitation, and non-compete provisions and a release by Marvin Rush of all claims.

The terms of Mr. W. Marvin Rush’s Retirement Agreement were the result of arms-length negotiations between Mr. W. Marvin Rush and his representatives and members of the Board, including members of the Compensation Committee, which received advice and input from Longnecker, the Compensation Committee’s independent compensation consultant. In approving the Mr. W. Marvin Rush’s Retirement Agreement and the payments and benefits thereunder, the Board considered and recognized Mr. W. Marvin Rush’s role as a founder of the Company and his many years of service to and accomplishments on behalf of the Company.

Employee Benefits and Other Perquisites

General

The named executive officers are eligible to participate in our flexible benefits plans that are generally available to all employees. Under these plans, employees are entitled to medical, dental, vision, short-term and long-term disability, life insurance, and other similar benefits. Additionally, employees are entitled to vacation, sick leave, and other paid holidays. The Compensation Committee believes that the Company’s commitment to provide these benefits recognizes that the health and well-being of its employees contribute directly to a productive and successful work life that enhances results for the Company and our shareholders.

401(k) Plan

We maintain a 401(k) plan for all of our employees, including the named executive officers, as a source of retirement income. Each employee who has completed 90 days of continuous service is eligible to participate in the 401(k) plan. Employees may contribute from 1% to 50% of their total gross compensation, up to a maximum dollar amount established in accordance with Section 401(k) of the Internal Revenue Code. However, certain higher paid employees are limited to a maximum contribution of 15% of their total gross compensation. Between March 10, 2009, and April 1, 2010, we temporarily suspended our Company matching program under the 401(k) plan. Over the last few years, we have gradually reinstated our matching program. Effective January 1, 2011, for the first 10% of an employee’s contribution, we contributed an amount equal to 15% of the employees’ contributions for those employees with less than five years of service and an amount equal to 30% of the employees’ contributions for those employees with more than five years of service. Effective February 1, 2012, for the first 10% of an employee’s contribution, we contributed an amount equal to 20% of the employees’ contributions for those employees with less than five years of service and an amount equal to 40% of the employees’ contributions for those employees with more than five years of service. This 401(k) matching policy applies to all of our employees, including the named executive officers. For further information on the named executive officers’ participation in the 401(k) plan, please refer to the 2013 Summary Compensation Table contained in this proxy statement.

Deferred Compensation Plan

Beginning with compensation earned in 2011, certain highly compensated employees, which included the named executive officers, and the directors of the Company were eligible to participate in the Rush Enterprises, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation. Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events. For further discussion of the Deferred Compensation Plan, see the “2013 Nonqualified Deferred Compensation Table” below.

Employee Stock Purchase Plan

We have an Employee Stock Purchase Plan that allows, generally, all employees, including the named executive officers, to contribute up to 10% of their base earnings toward the semi-annual purchase of our Class A Common Stock. An employee’s purchase price is 85% of the lesser of the closing price of the Class A Common Stock on the first business day or the last business day of the semi-annual offering period, as reported by the NASDAQ ® Global Select Market. Employees may purchase shares having a fair market value of up to $25,000 (measured as of the first day of each semi-annual offering period) each calendar year.

Perquisites

The named executive officers also receive various perquisites, including one or more of the following:

●	Annual physical;

●	Automobile and gasoline allowances;

●	Reserved parking;

●	Long-term disability insurance; and

●	Rewards points earned from purchases made using Company credit cards.

In addition to the perquisites above, W. Marvin Rush and W.M. “Rusty” Rush are (i) provided automobile insurance under the Company’s fleet insurance policy, (ii) allowed personal use of the Company’s ranch when it is not being used for Company business, (iii) permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business, and (iv) provided term life insurance, the premiums of which are paid by the Company. The Company also pays the premiums on (a) W. Marvin Rush’s medical, dental, and vision insurance, and the monitoring costs of his home security system and (b) W.M. “Rusty” Rush’s medical, dental and vision insurance. The Company provides W.M. “Rusty” Rush with the use of a Company-owned automobile (in lieu of the above automobile allowance) and pays the premiums on a universal whole life insurance policy on which W.M. “Rusty” Rush is named the sole beneficiary and which covers the life of W. Marvin Rush. Additionally, certain employees of the Company perform personal services exclusively for W. Marvin Rush. However, the costs associated with these employees, including salaries and benefits, are deducted from W. Marvin Rush’s after-tax income each pay period. Except as otherwise provided in W. Marvin Rush’s Retirement Agreement, and then only to the extent provided in such Retirement Agreement, W. Marvin Rush was no longer eligible for the above perquisites following his retirement as Chairman of the Board in May 2013.

The Compensation Committee believes that providing W. Marvin Rush and W.M. “Rusty” Rush these additional benefits provide a more tangible incentive than an equivalent amount of cash compensation. Other named executive officers may also be permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business.

The Compensation Committee has decided to offer the above benefits in order to attract and retain the named executive officers. In determining the named executive officers’ total direct compensation, the Compensation Committee considers these benefits. For further discussion of these employee benefits and other perquisites, including the methodology for computing their costs, please refer to the 2013 Summary Compensation Table.

Indemnity Agreements

We have entered into indemnity agreements with all of our directors and executive officers, including the named executive officers. These agreements provide that we will, to the extent permitted by applicable law, indemnify the officer or director against expenses and liabilities incurred in connection with their service to us. Additionally, the indemnity agreements require that we maintain director and officer liability insurance.

Tax Treatment

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation the Company may deduct for federal income tax purposes in any one year with respect to certain of our senior executives. However, compensation that is performance-based is excluded from this $1,000,000 limitation and is deductible by us.

In formulating the executive compensation program, the Compensation Committee gives consideration to the anticipated tax treatment to the Company and to the named executive officers of various payments and benefits. However, the Compensation Committee also considers other factors that, depending upon the circumstances, may outweigh tax considerations. Accordingly, the Compensation Committee may approve and authorize compensation that is not tax deductible under Section 162(m) of the Code.

Executive Compensation

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
W.M. "Rusty" Rush, President and Chief Executive Officer	2013 2012 2011	1,100,016 1,100,016 900,016	1,300,000 1,500,000 1,000,000	652,500 352,200 281,100	475,699 821,558 651,300	− − −	199,785(6) 164,879 167,690	3,728,000 3,938,653 3,000,106
Steven L. Keller, Senior Vice President, Chief Financial Officer and Treasurer	2013 2012 2011	334,800 324,000 295,250	250,000 225,000 192,000	174,000 93,920 74,960	126,853 219,082 173,680	− − −	30,957(7) 26,273 26,077	916,610 888,275 761,967
W. Marvin Rush, Former Chairman	2013 2012 2011	386,541 1,000,008 1,000,008	− 430,000 430,000	717,750 774,840 224,880	− − 521,040	− − −	13,809,496(8) 251,794 386,224	14,913,787 2,456,642 2,562,152
Martin A. Naegelin, Jr., Executive Vice President	2013 2012 2011	431,659 417,600 392,200	260,000 274,000 249,000	261,000 140,880 112,440	190,280 328,623 260,520	− − −	32,307(9) 34,522 24,221	1,175,246 1,195,625 1,038,381
David C. Orf Senior Vice President – Marketing, Fleets and Specialized Equipment	2013 2012 2011	359,600 348,000 326,320	225,000 238,000 216,000	186,615 100,729 80,395	136,050 234,965 186,272	− − −	26,812(10) 24,772 22,491	934,077 946,466 831,478
Michael J. McRoberts Senior Vice President – Dealer Operations	2013 2012 2011	357,850	495,000	391,500	126,853	−	17,026(11)	1,388,229

(1)

For Messrs. W.M. “Rusty” Rush, Keller, W. Marvin Rush, Naegelin and Orf, (i) the 2013 amounts reflect the cash performance bonuses paid in 2014, which were based upon 2013 performance; (ii) the 2012 amounts reflect the cash performance bonuses paid in 2013, which were based upon 2012 performance; and (iii) the 2011 amounts reflect the cash performance bonuses paid in 2012, which were based upon 2011 performance. For Mr. McRoberts, the 2013 amount reflects the aggregate of (a) 245,000 cash performance bonus paid in 2014, which was based upon 2013 performance and (b) a $250,000 cash promotion bonus. For further discussion of Mr. McRoberts’ cash promotion bonus, see the Compensation Discussion and Analysis—Mr. McRoberts’ Promotion to Senior Vice President, Dealer Operations of the Company section of this proxy statement above.

(2)

For 2013, these amounts reflect the aggregate grant date fair value of the Class B RSU awards granted in 2013, computed in accordance with ASC 718, except no assumptions for forfeitures were included. For 2012 and 2011, these amounts reflect the aggregate grant date fair value of the Class A RSU awards granted in the respective year, computed in accordance with ASC 718, except no assumptions for forfeitures were included. The assumptions used in the valuation of the Class A and Class B RSU awards are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2013 Annual Report on Form 10-K, filed with the SEC on March 3, 2014. The grant date fair value of the Class A and Class B RSU awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market. All Class A and Class B RSU awards were granted under the 2007 Long-Term Incentive Plan. Pursuant to the terms of his Retirement Agreement, all of W. Marvin Rush’s outstanding equity awards immediately vested as of May 20, 2013.

(3)

These amounts reflect the aggregate grant date fair value of the Class A stock options granted in the respective year, computed in accordance with ASC 718, except no assumptions for forfeitures were included. The assumptions used in the valuation of the Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2013 Annual Report on Form 10-K, filed with the SEC on March 3, 2014. All stock options were granted under the 2007 Long-Term Incentive Plan. Pursuant to the terms of his Retirement Agreement, all of W. Marvin Rush’s outstanding equity awards immediately vested as of May 20, 2013.

(4)	There were no above-market or preferential earnings on deferred compensation under the Company's Deferred Compensation Plan.

(5)

The value of perquisites and other personal benefits reported in a named executive officer’s Form W-2 may not necessarily reflect the value reported in this column, due to applicable Internal Revenue Service guidelines.

(6)

This amount reflects (a) the cost of term life insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $6,000; (b) the cost of long-term disability insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush; (c) the cost of medical, dental and vision insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush; (d) the incremental cost of personal use of a Company-owned automobile; (e) a gas allowance; (f) automobile insurance; (g) the incremental cost of personal use of the Company’s ranch totaling $27,690; (h) the cost of universal whole life insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $51,774; (i) the incremental cost of personal use of the Company-owned aircraft; and (j) matching contributions to the Company’s 401(k) plan totaling $7,000. The universal whole life insurance policy is on the life of W. Marvin Rush, and W.M. “Rusty” Rush is the sole beneficiary. The purpose of this policy is to allow W.M. “Rusty” Rush to pay a portion of the estate taxes on his father’s estate in the event of his father's death to decrease the risk of W.M. “Rusty” Rush being forced to sell shares of the Company's Common Stock to pay such estate taxes. Additionally, W.M. “Rusty” Rush received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

The incremental cost of personal use of a Company-owned automobile is equal to the depreciation amount recognized by the Company for the vehicle used by W.M. “Rusty” Rush in 2013.

The incremental cost of personal use of Company-owned aircraft by a named executive officer is calculated based upon the Company’s direct operating cost. This methodology calculates the incremental costs based on the average weighted cost of fuel, aircraft maintenance, landing fees, trip-related hangar and parking costs, and similar variable costs. Because the aircraft is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase cost of the aircraft and non-trip related hangar expenses. On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology.

The incremental cost of personal use of the Company’s ranch by a named executive officer is calculated based upon an estimated nightly room and board charge of $60.00 per person for the named executive officer and his guests, if any, and the costs assigned to any game killed by the named executive officer or his guests.

The value of rewards points earned by a named executive officer from purchases using Company credit cards is calculated by multiplying the number of points received by such named executive officer by $.005, which is the rate that participants in American Express’s® Membership Rewards Program® may redeem points for travelers’ checks. American Express® will redeem 20,000 points in exchange for a $100 traveler’s check.

The value of all other perquisites is based upon the Company’s actual costs. The Company did not reimburse its named executive officers for income taxes imputed to them for receipt of the above perquisites and other benefits.

(7)

This amount reflects (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Keller; (b) an automobile allowance; (c) a gas allowance, (d) rewards points earned from purchases using Company credit cards; and (e) matching contributions to the Company’s 401(k) plan totaling $7,000. Mr. Keller also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(8)

This amount reflects (a) the cost of term life insurance premiums paid by the Company on behalf of W. Marvin Rush totaling $15,168; (b) the cost of medical, dental and vision insurance premiums paid by the Company on behalf of W. Marvin Rush; (c) the cost of long-term disability insurance premiums paid by the Company on behalf of W. Marvin Rush; (d) the cost of monitoring a home security system at W. Marvin Rush’s primary residence; (e) rewards points earned from purchases using Company credit cards; (f) an automobile allowance; (g) a gas allowance; (h) automobile insurance; (i) the incremental cost of personal use of the Company-owned aircraft; (j) the incremental cost of personal use of the Company’s ranch; and (k) matching contributions to the Company’s 401(k) plan totaling $9,200; (l) amounts related to the Retirement Agreement totaling $13,720,307. For further details of the amounts payable under W. Marvin Rush’s Retirement Agreement, see the Compensation Discussion and Analysis—W. Marvin Rush’s Retirement and Transition Agreement section of this proxy statement above. Additionally, Mr. Rush received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(9)

This amount reflects (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Naegelin; (b) rewards points earned from purchases using Company credit cards; (c) an automobile allowance; (d) a gas allowance; and (e) matching contributions to the Company’s 401(k) plan totaling $9,200. Mr. Naegelin also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(10)

This amount reflects (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Orf; (b) an automobile allowance; (c) a gas allowance; (d) rewards points earned from purchases using Company credit cards; and (e) matching contributions to the Company’s 401(k) plan totaling $9,200. Mr. Orf also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(11)

This amount reflects (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. McRoberts; (b) an automobile allowance; (c) a gas allowance; (d) rewards points earned from purchases using Company credit cards; and (e) matching contributions to the Company’s 401(k) plan totaling $3,500. Mr. McRoberts also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

2013 Grants of Plan-Based Awards

Name	Grant Date(1)	Date of Compensation Committee Action(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number Of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
W.M. “Rusty” Rush	3/15/13	3/18/13	30,000			652,500
	3/15/13	3/18/13		37,500	25.70	475,699
Steven L. Keller	3/15/13	3/15/13	8,000			174,000
	3/15/13	3/15/13		10,000	25.70	126,853
W. Marvin Rush	3/15/13	3/18/13	33,000			717,750
Martin A. Naegelin, Jr.	3/15/13	3/15/13	12,000			261,000
	3/15/13	3/15/13		15,000	25.70	190,280
David C. Orf	3/15/13	3/15/13	8,580			186,615
	3/15/13	3/15/13		10,725	25.70	136,050
Michael J. McRoberts(5)	3/15/13	3/15/13	18,000			391,500
	3/15/13	3/15/13		10,000	25.70	126,853

(1)

The “Grant Date” is the effective date of the respective equity awards and the “Date of Compensation Committee Action” is the date that the Compensation Committee approved the effective grant date and number of securities underlying the equity awards reported in the table.

(2)

The amounts reflect the annual Class B RSU awards and Class A stock options, as applicable, that were granted to the named executive officers under the 2007 Incentive Plan in 2013. The stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years. The RSU awards vest in one-third increments beginning on the first anniversary of the grant date. Pursuant to the terms of his Retirement Agreement, all of W. Marvin Rush’s outstanding equity awards immediately vested as of May 20, 2013.

(3)	The exercise price of each Class A stock option is equal to the closing market price on the grant date of the Company’s Class A Common Stock as quoted on the NASDAQ® Global Select Market.

(4)

The amounts reflect the aggregate grant date fair value of the Class B RSU awards and Class A stock options, as applicable, that were granted in 2013, computed in accordance with ASC 718 (except no assumptions for forfeitures were included). The assumptions used in the valuation of the Class B RSU awards and Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2013 Annual Report on Form 10-K, filed with the SEC on March 3, 2014. The grant date fair value of the Class B RSU awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market.

(5)

With respect to the 18,000 RSUs reported for Mr. McRoberts, 10,000 of these RSUs were granted to Mr. McRoberts as a result of his promotion to Senior Vice President, Dealer Operations. For further discussion of these RSU awards, see the Compensation Discussion and Analysis—Mr. McRoberts’ Promotion to Senior Vice President, Dealer Operations of the Company section of this proxy statement above.

2013 Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)							Stock Awards
		Number of Securities Underlying Unexercised Options(#)		Number of Securities Underlying Unexercised Options(#)				Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
		Exercisable		Unexercisable
Name	Grant Date(2)	Class A Stock Options	Class B Stock Options	Class A Stock Options	Class B Stock Options	Option Exercise Price($)	Option Expiration Date
W.M. “Rusty” Rush	3/15/2004		30,000			7.95	3/15/2014
	3/15/2005	45,000				10.51	3/15/2015
	3/15/2006	45,000				12.91	3/15/2016
	3/15/2007	75,000				12.77	3/15/2017
	3/14/2008	50,000				15.52	3/15/2018
	3/13/2009	50,003		24,997		7.67	3/15/2019
	3/15/2010	25,005		49,995		12.50	3/15/2020
	3/15/2011			75,000		18.74	3/15/2021
	3/15/2011							5,000	148,250
	3/15/2012			75,000		23.48	3/15/2022
	3/15/2012							10,000	296,500
	3/15/2013			37,500		25.70	3/15/2023
	3/15/2013							30,000	765,000
Steven L. Keller	3/15/2004	2,625				7.97	3/15/2014
	3/15/2005	3,750				10.51	3/15/2015
	3/15/2006	3,750				12.91	3/15/2016
	3/15/2007	4,125				12.77	3/15/2017
	3/14/2008	5,100				15.52	3/15/2018
	3/13/2009	8,000		4,000		7.67	3/15/2019
	3/15/2010	6,001		11,999		12.50	3/15/2020
	3/15/2011			20,000		18.74	3/15/2021
	3/15/2011							1,333	39,523
	3/15/2012			20,000		23.48	3/15/2022
	3/15/2012							2,667	79,077
	3/15/2013			10,000		25.70	3/15/2023
	3/15/2013							8,000	204,000
W. Marvin Rush	3/14/2008	17,500				15.52	3/15/2018
	3/13/2009	60,000				7.67	3/15/2019
	3/15/2010	60,000				12.50	3/15/2020
	3/15/2011	60,000				18.74	3/15/2021
Martin A. Naegelin, Jr.	3/15/2005	16,500				10.51	3/15/2015
	3/15/2006	16,500				12.91	3/15/2016
	3/15/2007	30,000				12.77	3/15/2017
	3/14/2008	20,000				15.52	3/15/2018
	3/13/2009	20,001		9,999		7.67	3/15/2019
	3/15/2010	10,002		19,998		12.50	3/15/2020
	3/15/2011			30,000		18.74	3/15/2021
	3/15/2011							2,000	59,300
	3/15/2012			30,000		23.48	3/15/2022
	3/15/2012							4,000	118,600
	3/15/2013			15,000		25.70	3/15/2023
	3/15/2013							12,000	306,000

	Option Awards(1)							Stock Awards
		Number of Securities Underlying Unexercised Options(#)		Number of Securities Underlying Unexercised Options(#)				Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
		Exercisable		Unexercisable
Name	Grant Date(2)	Class A Stock Options	Class B Stock Options	Class A Stock Options	Class B Stock Options	Option Exercise Price($)	Option Expiration Date
David C. Orf	3/15/2006	19,312				12.91	3/15/2016
	3/15/2007	21,225				12.77	3/15/2017
	3/14/2008	14,300				15.52	3/15/2018
	3/13/2009	14,301		7,149		7.67	3/15/2019
	3/15/2010	7,151		14,299		12.50	3/15/2020
	3/15/2011			21,450		18.74	3/15/2021
	3/15/2011							1,430	42,400
	3/15/2012			21,450		23.48	3/15/2022
	3/15/2012							2,860	84,799
	3/15/2013			10,725		25.70	3/15/2023
	3/15/2013							8,580	218,790
Michael J. McRoberts	3/15/2012			10,000		23.48	3/15/2022
	3/15/2012							1,333	39,523
	3/15/2013			10,000		25.70	3/15/2023
	3/15/2013							18,000	459,000

(1)	To the extent applicable, all stock options and exercise prices reported in the table have been adjusted for the 3-for-2 stock split effected on October 10, 2007.

(2)

For better understanding of the table, an additional column showing the grant date of the equity awards has been included. All stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years. All RSU awards and restricted stocks awards vest in one-third increments beginning on the first anniversary of the grant date.

(3)

With respect to stock awards made on or after March 15, 2011, amounts reflect RSU awards. For 2011 and 2012, the Company granted the Named Executive Officers RSU awards covering Class A Common Stock and for 2013, the Company granted the named executive officers RSU awards covering Class B Common Stock.

(4)

The market value of Class A RSU awards is determined using the closing market price of $29.65 per share as quoted on the NASDAQ® Global Select Market for our Class A Common Stock on December 31, 2013. The market value of Class B RSU awards is determined using the closing market price of $25.50 per share as quoted on the NASDAQ® Global Select Market for our Class B Common Stock on December 31, 2013. The amounts reflected are not necessarily indicative of the amounts that may be realized by our named executive officers.

2013 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number and value of stock options exercised and RSU awards that vested during 2013 for our named executives.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise(1) ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
W.M. “Rusty” Rush(3)	—	42,996	—	802,606	15,000	385,500
Steven L. Keller(4)	—	—	—	—	3,867	99,382
W. Marvin Rush(5)	29,172	—	454,718	—	78,000	1,971,320
Martin A. Naegelin, Jr.(6)	—	—	—	—	6,000	154,200
David C. Orf	—	—	—	—	4,290	110,253
Michael J. McRoberts	—	—	—	—	667	17,142

(1)

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our respective class of Common Stock. The market price is equal to the sale price of our Class A Common Stock and Class B Common Stock, as applicable, on the date of exercise.

(2)

The value realized on the vesting of the Class A RSU awards and the Class B RSU awards is equal to the number of shares of stock covered by the applicable award that vested multiplied by the closing sale price of our Class A Common Stock or Class B Common Stock, as applicable, as quoted on the NASDAQ® Global Select Market on the applicable vesting date.

(3)

W.M. “Rusty” Rush elected to defer his RSU awards granted in 2011 and 2012 under the Deferred Compensation Plan. During 2013, 10,000 of the deferred RSU awards vested at a value of $257,000 which has been included in the number of shares acquired on vesting and the value realized on vesting.

(4)

Steven L. Keller elected to defer his RSU awards granted in 2011 and 2012 under the Deferred Compensation Plan. During 2013, 2,667 of the deferred RSU awards vested at a value of $68,542 which has been included in the number of shares acquired on vesting and the value realized on vesting.

(5)	W. Marvin Rush vested in all of his outstanding stock options and restricted stock units on the effective date of the Retirement Agreement.

(6)

Martin A. Naegelin elected to defer his RSU awards granted in 2011 and 2012 under the Deferred Compensation Plan. During 2013, 4,000 of the deferred RSU awards vested at a value of $102,800 which has been included in the number of shares acquired on vesting and the value realized on vesting.

2013 Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation at December 31, 2013.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
W.M. “Rusty” Rush	307,000	—	108,275	—	570,399
Steven L. Keller	109,236	—	35,368	—	206,686
W. Marvin Rush	—	—	—	—	—
Martin A. Naegelin, Jr.	134,696	—	43,999	—	242,554
David C. Orf	—	—	—	—	—
Michael J. McRoberts	—	—	—	—	—

(1)	The following amounts of Executive Contributions have been reported in the current year Summary Compensation Table.

Named Executive Officer

W.M. “Rusty” Rush	$50,000
Steven L. Keller	$40,694
W. Marvin Rush	—
Martin A. Naegelin, Jr.	$31,896
David C. Orf	—
Michael J. McRoberts	—

(2)

The amounts reflected in this column represent the net amounts credited to the Deferred Compensation Plan accounts of the respective named executive officer as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the 2013 Summary Compensation Table.

(3)	The following amounts of the Aggregated Balance were reported in the Summary Compensation Table covering fiscal years 2011-2013.

Named Executive Officer

W.M. “Rusty” Rush	$100,000
Steven L. Keller	$73,541
W. Marvin Rush	—
Martin A. Naegelin, Jr.	$53,658
David C. Orf	—
Michael J. McRoberts	—

Beginning with compensation earned in 2011, certain highly compensated employees, which included the named executive officers, and the directors of the Company were eligible to participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation (including, as applicable, salary, cash bonuses, RSUs granted by the Company under the Company’s 2007 Long-Term Incentive Plan, dividend equivalents paid on any RSUs granted under the 2007 Long-Term Incentive Plan, and director fees), subject to any satisfaction of other withholding requirements and any limitations set by the Company. All amounts deferred under the Deferred Compensation Plan by a participant are fully and immediately vested.

The Deferred Compensation Plan is designed to allow participants an opportunity to defer income they are not able to defer under the Company’s 401(k) plan because of certain limitations under the Internal Revenue Code that apply to 401(k) plans. The Company can make employer contributions to the accounts of Deferred Compensation Plan participants similar to the contributions it makes under the Company’s 401(k) plan, such as matching and profit sharing contributions. Any matching contributions are immediately vested. Other types of Company contributions generally vest evenly over five years of service (vesting is accelerated upon death, disability, or retirement). All of the listed officers would be fully vested in Company contributions under the Deferred Compensation Plan because they each have over five years of service.

The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant and any dividends applied to RSUs. The Deferred Compensation Plan offers on a notional basis similar investment choices as the Company’s 401(k) plan. Participants can make changes to their investment elections at any time, subject to any limitations set by the plan’s administrator. Dividends on RSUs are based on dividends paid with respect to the Company’s Common Stock, if any.

Participants receive distributions in either lump sums or installments upon death, disability, separation from service, or at a preselected date, all subject to the election and distribution provisions of the Deferred Compensation Plan. Participants may receive a distribution at an earlier date under specific circumstances, such as the occurrence of an unforeseeable emergency. Each participant is an unsecured creditor of the Company with respect to payment of the participant’s accounts under the Deferred Compensation Plan. Subject to certain limitations, the Company reserves the right to amend or terminate the Deferred Compensation Plan.

Severance and Change of Control Arrangements

Executive Transition Plan

On July 23, 2008, the Board of Directors of the Company, acting on the recommendation of the Company’s Compensation Committee, adopted the Rush Enterprises, Inc. Executive Transition Plan (the “Transition Plan”).  In general, the Transition Plan is designed to provide certain protections to key employees, including the named executive officers, in the event their employment is involuntarily terminated, including in connection with a “change in control” (as defined below) of the Company. The protections provided by the Transition Plan are intended to (a) alleviate personal uncertainties that arise in connection with certain business exigencies, including a change in control of the Company, thereby allowing key employees to focus their attention and energy on the Company’s business without distractions, which assists in the Company maximizing shareholder value, (b) provide greater retention rates among key employees, and (c) assist the Company in recruiting qualified personnel to fill key positions within the Company in the future.

The Transition Plan replaced the named executive officers’ existing employment agreements with the Company.   As a condition to the named executive officers participating in the Transition Plan, each named executive officer agreed to terminate any existing employment agreement with the Company. The Transition Plan was intended to provide benefits that were substantially similar to the named executive officers’ prior employment agreements, including change of control and severance arrangements. Another objective of the Transition Plan was to standardize the change in control and severance benefits provided to the executive officers and other key employees of the Company. The Compensation Committee considered the reasonableness of the change in control and severance arrangements prior to the implementation of the Transition Plan and deemed such terms reasonable to achieve the underlying purposes of the Transition Plan, including retaining and attracting qualified executives and other key employees.

In addition to the Company’s named executive officers, other executive officers and key employees participate in the Transition Plan. Participants in the Transition Plan are designated by the Compensation Committee, in its sole discretion, as Level 1, Level 2, Level 3 or Level 4. The Compensation Committee determined the appropriate benefits levels of the named executive officers based on a variety of factors, including the officer’s position with the Company, number of years of employment with the Company and level of responsibility within the Company. The named executive officers were selected to participate in the Transition Plan at the following levels:

Level
W.M. “Rusty” Rush	1
Martin A. Naegelin, Jr.	2
David C. Orf	2
Steven L. Keller	2
Michael J. McRoberts	2

W. Marvin Rush’s participation in the Transition Plan terminated on May 20, 2013, upon his retirement as Chairman of the Board.

Participants, including the named executive officers, are entitled to severance benefits under the Transition Plan in the following two scenarios:

●	Involuntary Termination (as defined below) in conjunction with a Change in Control (as defined below) of the Company; and

●	Involuntary Termination absent a Change in Control of the Company.

Generally, the primary severance benefits payable to the named executive officers under the Transition Plan, based upon whether they are a Level 1 or Level 2 participant, are as follows:

	Level 1 participant		Level 2 participant
Severance Benefits (1)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)
Cash payments (2)	4 times base salary	4 times base salary	2 times base salary, plus 2 times highest annual cash bonus received in any of the previous 5 years	1 times base salary, plus ½ times annual cash bonus received in prior year
Acceleration of equity awards	Yes	No	Yes	No
Continuation of life and health insurance (3)	48 months or, if earlier, until eligible for such coverage with a successor employer	48 months or, if earlier, until eligible for such coverage with a successor employer	24 months or, if earlier, until eligible for such coverage with a successor employer	12 months or, if earlier, until eligible for such coverage with a successor employer
Entitled to tax gross-up payments(4)	Yes	Yes	Yes	Yes

(1)

All severance payments under the Transition Plan are subject to the participant’s continuing compliance with noncompetition, nonsolicitation and confidentiality covenants following his or her termination.  The term of the noncompetition and nonsolicitation covenant is 48 months for a Level 1 participant and up to 24 months for a Level 2 participant following termination, and the term of the confidentiality covenant is forever.  Upon breach of one or more of these covenants, the participant (a) is not entitled to any further severance benefits and (b) must reimburse the Company for any severance benefits he or she previously received, or the value thereof.

(2)

All cash payments due to a Level 1 participant are required to be paid in a single lump sum amount as soon as administratively practicable after the Level 1 participant’s Involuntary Termination, but in all cases, no later than two and one half months following the fiscal year in which the Level 1 participant is involuntarily terminated. Generally, all cash payments due to a Level 2 participant are required to be paid in equal monthly installments over a one-year period beginning with the first month following the month in which the Level 2 participant was involuntarily terminated.

(3)

If the continuation of health care coverage is not permitted by the Company’s group health plan or under applicable law, the Company will provide COBRA continuation coverage to such terminated participant and/or any spouse or dependents, at the Company’s sole expense, if and to the extent any of such persons elects and are entitled to receive COBRA continuation coverage.

(4)

If any payment or benefit (collectively, “Severance”) received or to be received by a named executive officer from the Company pursuant to the terms of the Transition Plan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall pay the named executive officer an additional amount (the “Gross-Up Payment”) so that the net amount the named executive officer retains, after deduction of the excise tax on the Severance and any federal, state, and local income tax and the excise tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by a named executive officer with respect thereto, shall be equal to the total present value (using the applicable federal rate in such calculation) of the Severance at the time such Severance is to be paid. At its March 3, 2011, meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts is not entitled to any excise tax gross-up payments.

The Compensation Committee may terminate a participant’s participation in the Transition Plan upon 60 days prior written notice to the participant; provided that no participant’s participation in the Transition Plan may be terminated within two years after a Change in Control (as defined below) of the Company without the participant’s prior written consent.

These arrangements also provide for a tax gross-up payment in the event that any participant is subject to the excise tax imposed on certain excess parachute payments pursuant to Section 4999 of the Internal Revenue Code. The Compensation Committee included the tax gross-up provisions in the Transition Plan because many participants in the Transition Plan had existing employment agreements that included such provisions, and the Compensation Committee required each participant’s employment agreement to be terminated in order to participate in the Transition Plan. At its March 3, 2011, meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts is not entitled to any excise tax gross-up payments.

The change of control and severance payments and benefits due to the named executive officers under the Transition Plan were set in the Compensation Committee’s subjective judgment and discretion at levels substantially similar to what the named executive officers were entitled to receive in their previously existing employment agreements and not upon a formula-driven framework. The Compensation Committee evaluates the change in control and severance arrangements separately from the named executive officers’ individual pay components and total direct compensation. Consequently, the Compensation Committee did not consider the payout and benefit terms of the Transition Plan in approving the named executive officers’ individual pay components and total direct compensation levels in 2012.

Key definitions used in the Transition Plan include the following:

●     “Involuntary Termination” means termination of a participant’s employment with the Company (a) by the Company for any reason other than Cause (as defined below), death, or Disability (as defined below); or (b) by the participant for Good Reason (as defined below).

●     “Cause” means (a) a conviction or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude; (b) a commission of fraud or a material act or omission involving dishonesty with respect to the Company, as reasonably determined by the Company’s Board of Directors; (c) willful failure or refusal to carry out the material responsibilities of the participant’s employment, as reasonably determined by the Company’s Board of Directors; or (d) gross negligence, willful misconduct, or engaging in a pattern of behavior that has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Company’s Board of Directors.

●     “Disability” means the inability of a participant to perform the material duties of his or her employment by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or is expected to last for a continuous period of at least 12 months, as determined by a duly licensed physician selected by the Compensation Committee.

●     “Good Reason” means (a) a diminution in the participant’s position, duties, responsibilities or authority or the assignment to the participant of duties or responsibilities that are materially inconsistent with his or her status or position; (b) a reduction in the participant’s annual base salary; (c) following a Change in Control (as defined below), a reduction in the participant’s target incentive award opportunities; (d) following a Change in Control, the relocation of the participant’s principal place of employment by more than 50 miles from the current location; (e) in connection with a Change in Control, a successor or acquiring company failing to assume the obligations of the Transition Plan; or (f) with respect to a Level 1 or Level 2 participant, following a Change in Control a Level 1 or Level 2 participant disagrees with the philosophy or policies of the successor or acquiring company. The Company has 30 days to cure any act or omission that the participant deems to constitute Good Reason.

●     “Change in Control” means the occurrence of any of the following: (a) any person (other than W. Marvin Rush, W.M. “Rusty” Rush and certain other exempted persons) becomes the beneficial owner of Company securities representing 40% or more of the combined voting power of the Company’s then outstanding voting securities; (b) Incumbent Directors (as defined below) cease for any reason to constitute a majority of the directors then serving; (c) the consummation of a merger or consolidation of the Company with any other entity; (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (e) any other transaction or event occurs that is resolved by the Company’s Board of Directors to be a “Change in Control” for purposes of the Transition Plan.

●     “Incumbent Director” means (a) any member of the Company’s Board of Directors on March 31, 2008, or (b) any individual appointed or elected to the Company’s Board of Directors after March 31, 2008, if their appointment or election is approved by at least two-thirds of the incumbent directors in office at the time of such approval or recommendation.

Long-Term Incentive Plans

Under the terms of the Company’s 2007 Long-Term Incentive Plan, the Company’s 1996 Long-Term Incentive Plan and the related forms of stock option agreements, restricted stock award agreements, and RSU award agreements, as applicable (collectively, “Incentive Plans”), unvested equity awards are subject to a modified vesting schedule upon the “Retirement” (as defined below), death or disability of a participant, including each named executive officer. Upon Retirement, a named executive officer’s unvested stock options, restricted stock awards and RSU awards will continue to vest pursuant to their respective vesting schedule for so long as such officer does not become an employee of a competitor of the Company. Upon death or disability, a named executive officer’s unvested stock options, restricted stock awards and RSU awards will immediately vest.

“Retirement” means an employee terminating his or her relationship with the Company following at least 10 years of service and after reaching the age of 60.

The table below quantifies the potential payments to the named executive officers (other than Mr. W. Marvin Rush) upon termination of their employment, including termination following a Change in Control of the Company, pursuant to the terms of the Transition Plan and the Incentive Plans.

2013 Potential Payments Upon Termination(1)

Name	Benefit	Involuntary Termination absent a Change in Control ($)		Involuntary Termination upon a Change in Control ($)		Death/ Disability ($)		Retirement ($)
W.M. “Rusty” Rush	Cash payments	4,400,064	(2)	4,400,064	(2)	—		—
	Acceleration of equity awards	—		4,045,723	(3)	4,045,723	(3)	—
	Continuation of life and health insurance	284,876	(5)	284,876	(5)	—		—
	280G Gross-Up (6)	—		2,897,802		—		—
Total		4,684,940		11,628,465		4,045,723		—

Steven L. Keller	Cash payments	481,400	(7)	1,212,800	(8)	—		—
	Acceleration of equity awards	—		997,403	(3)	997,403	(3)	—
	Continuation of life and health insurance	12,964	(9)	25,928	(10)	—		—
	280G Gross-Up (6)	—		786,438		—		—
Total		494,364		3,022,569		997,403		—

Martin A. Naegelin, Jr.	Cash payments	589,600	(7)	1,467,200	(8)	—		—
	Acceleration of equity awards	—		1,618,294	(3)	1,618,294	(3)	—
	Continuation of life and health insurance	13,108	(9)	26,216	(10)	—		—
	280G Gross-Up (6)	—		1,052,860		—		—
Total		602,708		4,164,570		1,618,294		—

David C. Orf	Cash payments	495,300	(7)	1,241,600	(8)	—		—
	Acceleration of equity awards	—		1,157,081	(3)	1,157,081	(3)	1,157,081	(4)
	Continuation of life and health insurance	14,324	(9)	28,648	(10)	—		—
	280G Gross-Up (6)	—		788,790		—		—
Total		509,624		3,216,119		1,157,081		1,157,081

Michael J. McRoberts	Cash payments	508,550	(7)	1,262,100	(8)	—		—
	Acceleration of equity awards	—		599,723	(3)	599,723	(3)	—
	Continuation of life and health insurance	7,310	(9)	14,620	(10)	—		—
	280G Gross-Up (6)	—		—		—		—
Total		515,860		1,876,443		599,723		—

(1)

Amounts reflected in the table were calculated assuming a December 31, 2013, termination date, which was the last business day of the 2013 fiscal year. Each of the named executive officers listed in the above table is entitled to receive amounts earned during the term of his employment regardless of the manner in which he is terminated, including termination for Cause. These amounts include base salary, unused vacation pay and other benefits such named executive officer may be entitled to receive under applicable employee benefit plans, and are not reflected in the table. The table reflects only the additional compensation and benefits (collectively, “Additional Compensation”) the listed named executive officers are estimated to receive upon termination. The listed named executive officers are not entitled to any Additional Compensation in the event they are terminated for Cause. The actual amounts to be paid to an officer can only be determined at the time of his actual termination.

The term “Involuntary Termination” has the same meaning in this table as it does in the Transition Plan, which is set forth above.

(2)	The amount reflects four times the respective named executive officer’s current rate of base salary.

(3)

The amount reflects the value of accelerating the respective officer’s unvested equity awards upon termination, death or disability. This value is based upon the closing sale price of the Company’s Class A Common Stock and Class B Common Stock, as quoted on the NASDAQ® Global Select Market on December 31, 2013, of $29.65 and $25.50, respectively.

(4)

The amount reflects the value of unvested equity awards held by David C. Orf on December 31, 2013, that would generally continue to vest upon retirement in accordance with his original vesting schedule. This value is based upon the closing sale price of the Company’s Class A Common Stock and Class B Common Stock, as quoted on the NASDAQ® Global Select Market on December 31, 2013, of $29.65 and $25.50, respectively. The other named executive officers have not met the age limit to qualify for this benefit under the Incentive Plans.

(5)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 48 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2013.

(6)

The Section 280G excise tax gross-up payment on an actual termination may differ based on factors such as timing of employment termination and payments, methodology for valuing stock options, future stock option exercises, changes in compensation, and reasonable compensation analyses the Company is required to make. At its March 3, 2011, meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts is not entitled to any Section 280G excise tax gross-up payment.

(7)	The amount reflects the sum of (a) the respective named executive officer’s current rate of base salary, and (b) one-half times his annual cash bonus received for the 2013 calendar year.

(8)

The amount reflects the sum of (a) two times the respective named executive officer’s current rate of base salary, and (b) two times his highest annual cash bonus received in any of the previous five years.

(9)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 12 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2013.

(10)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 24 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2013.

W. Marvin Rush’s Retirement and Transition Agreement

In connection with W. Marvin Rush’s retirement in May 2013, he entered into a Retirement and Transition Agreement with the Company (the “Retirement Agreement”). The Retirement Agreement provides that W. Marvin Rush will receive (i) retirement pay of $8,000,000, of which 7,200,000 was paid on June 1, 2013 and the remaining balance will be paid in four equal installments of $200,000 on each of June 1, 2014, June 1, 2015, June 1, 2016 and June 1, 2017; (ii) continued participation in the Company’s group health plan for up to 48 months following his retirement totaling approximately $89,968; (iii) permitted use of the Company’s aircraft for personal travel for four years, up to 60 hours per year totaling approximately up to $1,920,000; (iv) permitted use of the Company’s ranch for four years, up to 15 days per year totaling approximately up to $80,000; (v) payment of the premiums on his term life insurance policy for four years totaling $145,608; (vi) personal services performed by certain employees of the Company, but all costs related to these employees will be reimbursed by Marvin Rush to the Company; (vii) immediate vesting of all outstanding stock options, restricted stock awards, and restricted stock units previously granted and unvested as of May 20, 2013 totaling $2,943,503; (viii) the security, telecommunications and computer equipment at his personal residence, together with the maintenance, repair, continued service or replacement of such equipment as long as he serves as a director of the Company; and (ix) office space at the Company’s headquarters for his use, together with the use of an administrative assistant, for four years totaling approximately $607,600. The Retirement Agreement contains customary confidentiality, non-solicitation, and non-compete provisions and a release by Marvin Rush of all claims.

The terms of Mr. W. Marvin Rush’s Retirement Agreement were the result of arms-length negotiations between Mr. W. Marvin Rush and his representatives and members of the Board, including members of the Compensation Committee, which received advice and input from Longnecker, the Compensation Committee’s independent compensation consultant. In approving the Mr. W. Marvin Rush’s Retirement Agreement and the payments and benefits thereunder, the Board considered and recognized Mr. W. Marvin Rush’s role as a founder of the Company and his many years of service to and accomplishments on behalf of the Company.

Compensation Committee Report

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

James C. Underwood, Chair

Thomas A. Akin

Harold D. Marshall

Gerald R. Szczepanski

Director Compensation

The Board of Directors, upon the recommendation of the Compensation Committee, approves annual compensation for nonemployee directors. In approving nonemployee director compensation, the Compensation Committee considers the amount of time that directors spend in fulfilling their duties to the Company, as well as the skill level required of Board members. The Company’s executive officers do not make recommendations regarding the compensation of Messrs. W. Marvin Rush, Marshall, Akin, Underwood, Szczepanski, and Chess.

The Company’s 2013 nonemployee director compensation structure, described in more detail below, consisted of (a) cash compensation in the form of annual retainer(s) and meeting fees, (b) equity compensation in the form of stock awards of the Company’s Class A Common Stock, and (c) use of a Company-owned automobile by the nonemployee directors.

2013 Annual Retainer and Meeting Fees

The 2013 annual retainer and meeting fees were as follows:

●	Each nonemployee director, other than W. Marvin Rush, received an annual retainer of $30,000 for service on the Board of Directors;

●	The Chair of the Compensation Committee and the Chair of the Nominating and Governance Committee each received an additional annual retainer of $5,000;

●	The Chair of the Audit Committee received an additional annual retainer of $15,000;

●

Each nonemployee director received a fee of $1,500 for attendance at each in-person meeting of the Board of Directors, the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee.

●

Each nonemployee director received a fee of $1,000 for attendance at each telephonic meeting of the Board of Directors, the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee.

Stock Awards

Messrs. Akin, Marshall, and Szczepanski each received an outright grant of 4,512 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $125,000. Mr. Underwood elected to receive, in lieu of an outright grant of 4,512 shares of the Company’s Class A Common Stock, an outright grant of 2,707 shares of the Company’s Class A Common Stock (with a grant date fair value of $75,000) and $50,000 cash. In lieu of such stock award, any non-employee director may elect to receive an RSU award covering $125,000 of Class A Common Stock so that the non-employee director may defer such RSU award under the Company’s Deferred Compensation Plan as further discussed below. The stock awards and RSU awards, if any, are granted under the Amended and Restated Rush Enterprises, Inc. 2006 Nonemployee Director Stock Plan.

Company Vehicle

In 2013, each nonemployee director, other than W. Marvin Rush, was granted use of a vehicle that was owned and insured by the Company. W. Marvin Rush elected to receive a cash allowance of $1,500 per month in lieu of using a Company vehicle from June 2013 through December 2013.

Deferred Compensation Plan

Beginning with compensation earned in 2011, nonemployee directors of the Company were eligible to participate in the Rush Enterprises, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their director fees and RSU awards. The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant and any dividends applied to RSUs. The Deferred Compensation Plan offers on a notional basis similar investment choices as the Company’s 401(k) plan. Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events. In 2013, only Mr. Akin participated in the Deferred Compensation Plan, and as of December 31, 2013, he has elected to defer an aggregate of 6,206 RSUs under the plan since the plan’s inception in 2011. For further discussion of the Deferred Compensation Plan, see the narrative section of the “2013 Nonqualified Deferred Compensation Table” set forth below.

The following table provides information of compensation paid to our nonemployee directors who served during 2013:

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All other Compensation ($)(4)	Total ($)
W.M. “Rusty” Rush(5)	—	—	—	—	—
W. Marvin Rush(6)	22,500	—	—	12,568	35,068
Harold D. Marshall	72,000	124,982	—	23,261	220,243
Thomas A. Akin	83,000	124,982	—	16,277	224,259
James C. Underwood	123,000	74,984	—	16,949	214,933
Gerald R. Szczepanski	61,000	124,982	—	18,521	204,503
Raymond J. Chess(7)	—	—	—	—	—

(1)

This amount reflects the annual retainer, additional retainers for directors who chair a Board committee, meeting attendance fees (collectively, “Director Fees”), and any cash received in exchange for fractional shares relating to the nonemployee director’s annual stock award. Nonemployee directors may defer all or a part of their Director Fees under the Deferred Compensation Plan. In 2013, Mr. Akin elected to defer an aggregate of $41,500 of his retainers and meeting attendance fees under the Deferred Compensation Plan.

(2)

These amounts reflect the aggregate grant date fair value of the Class A stock awards and RSU awards, as applicable, granted in 2013 computed in accordance with ASC 718, except no assumptions for forfeitures were included. The grant date fair value of the Class A stock awards and RSU awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market. Mr. Akin elected to receive a stock award covering 2,256 shares of Class A Common Stock and an RSU award covering 2,256 shares of Class A Common Stock in 2013, which he is deferring under the Deferred Compensation Plan. As of December 31, 2013, Mr. Marshall held 60,000 Class A stock options, Mr. W. Marvin Rush held 197,500 Class A stock options and Mr. Akin held 90,000 Class A stock options. Neither Mr. Underwood, Mr. Szczepanski nor Mr. Chess hold options to purchase shares of the Company’s stock.

(3)

There were no above-market or preferential earnings on deferred compensation under the Company's Deferred Compensation Plan. Mr. Akin is the only nonemployee director who has participated in the Deferred Compensation Plan since its inception in 2011.

(4)

These amounts reflect (a) the incremental cost of personal use of a Company-owned vehicle during 2013 for Messrs. Marshall, Akin, Underwood and Szczepanski, which is equal to the depreciation expense recognized by the Company for the automobile in 2013, (b) a cash allowance of $1,500 per month in lieu of using a Company vehicle from June 2013 through December 2013 for W. Marvin Rush and (c) the direct costs of automobile insurance under an Executive Fleet insurance policy for Messrs. W. Marvin Rush, Marshall, Akin, Underwood and Szczepanski.

(5)

Only nonemployee directors are eligible to receive compensation for their service as a director of the Company. Accordingly, W.M. “Rusty” Rush, the Company’s Chairman, President and Chief Executive Officer, is not entitled to any director compensation. See the 2013 Summary Compensation Table for a discussion of W.M. “Rusty” Rush’s 2013 compensation.

(6)

In connection with W. Marvin Rush’s retirement from the Company as Chairman of the Board in May 2013, he became a nonemployee director of the Board but remains a non-independent director of the Company. W. Marvin Rush was not entitled to an annual retainer in 2013 and only began collecting meeting attendance fees after the date of his retirement as Chairman of the Board in May 2013.

(7)	Mr. Chess was appointed to the Board on January 1, 2014, and therefore did not receive any director compensation in 2013.

2014 Annual Retainers

On February 24, 2014, the Compensation Committee recommended, and the Board of Directors approved, a change in the annual compensation of the Company’s nonemployee directors. In 2014, nonemployee directors will each receive a retainer of $60,000 but the Company will no longer pay meeting fees. The remainder of the nonemployee director compensation elements will remain unchanged.

Audit Committee Report

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such Acts.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is primarily responsible for the Company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee’s function is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the Company’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has completed the following:

●	Reviewed and discussed the audited financial statements with management;

●

Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) on Rule 3200T; and

●

Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

●

Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

Audit Committee of the Board of Directors

Thomas A. Akin, Chair

Harold D. Marshall

James C. Underwood

Ray Chess

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has a policy that provides for preapproval of audit, audit-related and non-audit services performed by the independent registered public accounting firm to ensure that the provision of non-audit services do not impair the independent registered public accounting firm’s independence. The Audit Committee will annually review and preapprove services (“General Preapproval”) that may be provided by the independent auditors without specific approval from the Audit Committee at the time such services are actually performed. Unless a type of service to be provided by the independent auditors receives General Preapproval, it requires specific approval of the Audit Committee before the independent auditors may commence such services. Any services that would exceed preapproved cost levels under the General Preapproval would similarly require specific approval of the Audit Committee before being performed at the higher cost level.

The following table presents fees for professional audit services rendered by E&Y for the audit of the Company’s annual financial statements for the years ended December 31, 2012, and December 31, 2013, and fees billed for other services rendered by E&Y during those periods. All of the fees presented below were approved by the Audit Committee.

Type of Fees	2012	2013
Audit Fees(1)	$430,000	$480,000
Audit-related Fees(2)	—	—
Tax Fees(3)	239,950	140,450
All Other Fees(4)	—	—
Total	$669,950	$620,450

(1)

Audit fees consisted principally of professional services rendered in connection with the audit of the Company’s financial statements for the years ended December 31, 2012 and 2013, the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the years ended December 31, 2012 and 2013, and fees related to the audits of the Company’s internal control over financial reporting.

(2)	There were no additional audit-related fees for professional services rendered by E&Y in 2012 and 2013 that are not reported under “Audit Fees.”

(3)	Tax fees consisted principally of professional services rendered for tax compliance and reporting.

(4)	There are no fees for products and services rendered by E&Y in 2012 and 2013 other than the services reported under “Audit Fees” and “Tax Fees.”

The Audit Committee has considered whether the non-audit services provided by E&Y, including the services rendered in connection with tax compliance and reporting, were compatible with maintaining E&Y’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of E&Y as the Company’s independent registered public accounting firm.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership on Forms 3, 4 and 5 with the SEC. These reporting persons are required by the SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on review of the Section 16(a) forms received by the Company, or written representations from reporting persons that no such forms were required to be filed, as applicable, the Company believes that the reporting persons complied with all of the Section 16(a) filing requirements during the 2013 fiscal year, except W. Marvin Rush did not timely file a Form 4 reporting two transactions and 3MR Partners, L.P. did not timely file a Form 3.

Certain Relationships and Related Transactions

A subsidiary of the Company leases office space to Texstar National Bank (“Texstar”). W. Marvin Rush, Chairman Emeritus and director; W.M. “Rusty” Rush, Chairman, President and Chief Executive Officer; and nonemployee directors, including Harold D. Marshall and Thomas A. Akin, own 59.8%, 1.42%, 1.50%, and 2.30%, respectively, of Texstar’s capital stock. W. Marvin Rush, W.M. “Rusty” Rush and Thomas A. Akin are also members of Texstar’s Board of Directors.  Since 2006, Texstar has leased office space from a subsidiary of the Company on arm’s-length terms. The current lease term expires in December 2016. The current monthly rental rate is $12,880 and Texstar made lease payments totaling $150,786 in 2013.

The Company’s Audit Committee reviews and approves all “related-person transactions” (as defined by the SEC) as required by the NASDAQ® Global Select Market and the applicable rules of the SEC. The Audit Committee periodically reassesses these transactions to ensure their continued appropriateness. These responsibilities are set forth in the Audit Committee charter. The above transaction was previously approved by the Board of Directors.

OTHER MATTERS

Other Business Presented at the Annual Meeting

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be, or is likely to be, brought before the annual meeting. If any other matters should properly arise at the annual meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

Where You Can Find More Information

The Company files reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information concerning the Company at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company. The Company’s Common Stock is quoted on the NASDAQ® Global Select Market.

You may request a copy of the Company’s filings (other than exhibits, which are not specifically incorporated by reference therein) at no cost by writing us at the following address:

Rush Enterprises, Inc.
555 IH-35 South, Suite 500
New Braunfels, Texas 78130
Attention: Derrek Weaver

APPENDIX A

RUSH ENTERPRISES, INC.

AMENDED AND RETATED

2007 LONG TERM INCENTIVE PLAN

(as amended and restated on May 20, 2014)

ARTICLE 1
GENERAL PLAN INFORMATION

1.1     Background. The Plan permits the grant to Employees of cash and equity-based incentive compensation opportunities, including Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Options, including ISOs, NQSOs, and Other Awards such as Stock Appreciation Rights and Cash Incentive Awards.

1.2     Objectives. The objectives of the Plan are to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s goals and that link the interests of Participants to those of the Company’s shareholders; to provide Participants with incentives for excellence in individual performance; to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success; and to allow Participants to share in the success of the Company.

1.3     Duration of the Plan. The Plan shall be effective on the date it is approved by shareholders.  The Plan shall remain in effect until terminated pursuant to Article 16, subject to the right of the Committee to amend or terminate the Plan at any time or until there are no more Shares available for issuance under the Plan and all cash Awards have been paid or forfeited, pursuant to the Plan’s provisions.

ARTICLE 2
DEFINITIONS

As used herein, the masculine includes the feminine and the singular includes the plural, and vice versa, and the following terms shall have the meanings set forth below, unless otherwise clearly required by the context.

2.1     “Award” means a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Awards.

2.2     “Award Agreement” means an agreement entered into by the Company and a Participant, or another instrument prepared by the Company in lieu of such an agreement, setting forth the terms and conditions applicable to an Award pursuant to the Plan.  An Award Agreement may be in hard copy, electronic form or such other form as the Company may permit.

2.3     “Board” means the Board of Directors of the Company.

2.4     “Cash Incentive Award” means a performance-based cash incentive Award granted pursuant to Section 9.5.

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2.5     “Change of Control” unless otherwise defined by the Committee shall be deemed to have occurred if and when, after the Effective Date -

(a)     any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than W. Marvin Rush or W.M. “Rusty” Rush, is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding securities;

(b)     at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Board of Directors shall cease to consist of “continuing directors” (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such transaction);

(c)     the Company’s shareholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d)     the Company’s shareholders approve a plan of complete liquidation of the Company or an agreement of sale or disposition of all or substantially all of the Company’s assets.

2.6     “Code” means the Internal Revenue Code of 1986, as amended.

2.7     “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan and Awards to Participants who are Employees.

2.8     “Company” means Rush Enterprises Inc., a Texas corporation, and any successor thereto.

2.9     “Disability” means, unless otherwise determined by the Committee, a recipient’s absence from employment or other service for at least 180 days in any 12-month period as a result of his or her incapacity due to physical or mental illness, as determined by the Committee.

2.10     “Effective Date” means the date the Plan becomes effective in accordance with Section 1.3.

2.11     “Employee” means any employee or consultant of the Company or a Subsidiary.

2.12     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.13     “Fair Market Value” means, as of any date, the value of the respective class of Shares determined as follows:

(a)     if the respective Shares are listed on any established stock exchange or a national market system, including without limitation, Nasdaq Global Select Market, Nasdaq Global Market or Nasdaq Capital Market, its fair market value will be the closing sales price of such respective Shares (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange or system with the greatest volume of trading in the respective Shares) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee or Board deems reliable; or

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(b)     if the respective Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the fair market value of such respective Shares will be the mean between the high bid and high asked prices for such Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee or the Board deems reliable; or

(c)     in the absence of an established market for such respective Shares of the type described in (a) and (b), above, the fair market value thereof will be determined by the Committee or the Board in good faith.

2.14     “ISO” means an Option that is designated by the Committee as an “incentive stock option” within the meaning of Section 422 of the Code.

2.15     “NQSO” means an Option that is not designated by the Committee as an ISO.

2.16     “Option” means an incentive stock option or a nonqualified stock option granted pursuant to the Plan.

2.17     “Other Award” means an Award granted to a Participant pursuant to Article 9.

2.18     “Participant” means an Employee who has been selected to receive an Award or who holds an outstanding Award.

2.19     “Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m), as set forth in Code Section 162(m)(4)(C).

2.20     “Performance Share” means an Award granted pursuant to Article 8, which, on the date of grant, shall have a value equal to the Fair Market Value of a Share on that date.

2.21     “Performance Unit” means an Award granted pursuant to Article 8, which shall have an initial value established by the Committee on the date of grant.

2.22     “Plan” means the Rush Enterprises, Inc. Long-Term Incentive Plan, as it is set forth herein and as it may be amended and restated from time to time.

2.23     “Restricted Stock” means an Award granted pursuant to Section 7.1.

2.24     “Restricted Stock Unit” means an Award granted pursuant to Section 7.5.

2.25     “Restricted Period” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or the occurrence of other events determined by the Committee in its discretion) and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7.

2.26     “Share” means a share of the Company’s Class A Common Stock, $.01 par value per share, or a share of the Company’s Class B Common Stock, $.01 par value per share, as the case may be.

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2.27     “Share Pool” means the number of Shares available under Section 4.1, as adjusted pursuant to Section 4.3.

2.28     “Stock Appreciation Right” or “SAR” means an Award, granted either alone or in connection with a related Option, pursuant to the terms of Article 9.

2.29     “Subsidiary” means (a) a corporation, partnership, joint venture, or other entity in which the Company has a direct or indirect ownership interest of at least 50%, and (b) any corporation, partnership, joint venture, or other entity in which the Company holds a direct or indirect ownership interest of less than 50% but which, in the discretion of the Committee, is treated as a Subsidiary for purposes of the Plan; provided that the Shares subject to any Award constitute “service recipient stock” for purposes of Section 409A of the Code or otherwise do not subject the Award to Section 409A of the Code.

2.30     “Ten Percent Shareholder” means a Participant who owns stock of the Company possessing more than ten percent of the total combined voting of all classes of stock of the Company or its parent or subsidiary corporation (within the meaning of Section 422(b) of the Code).

ARTICLE 3
ADMINISTRATION

3.1     General. Except as otherwise determined by the Board in its discretion, the Plan shall be administered by the Committee; provided, that, the Board may, in its sole discretion, make awards under the Plan.  The Committee shall consist exclusively of two or more non-employee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act who also qualify as outside directors within the meaning of Code Section 162(m) and the related regulations under the Code.  The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2     Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee shall have full power in its discretion to select Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into or issued under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; amend the terms and conditions of any outstanding Award; determine whether and on what terms and conditions outstanding Awards will be adjusted for dividend equivalents (i.e., a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented or covered by an outstanding Award held by the Participant); and establish a program pursuant to which designated Participants may receive an Award under the Plan in lieu of compensation otherwise payable in cash.  Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

3.3     Delegation of Authority. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate.  Without limiting the foregoing, the Committee may delegate administrative duties to such person or persons as it deems appropriate.  The Committee may not delegate its authority with respect to (a) non-ministerial actions with respect to individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act; (b) non-ministerial actions with respect to Awards that are intended to qualify for the Performance-Based Exception; and (c) certifying the satisfaction of performance goals and other material terms attributable to Awards intended to qualify for the Performance-Based Exception.

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3.4     Decisions Binding. All determinations and decisions made by the Committee, and all related orders and resolutions of such committee shall be final, conclusive, and binding on all persons.

3.5     Performance-Based Awards. For purposes of the Plan, it shall be presumed, unless the Committee indicates to the contrary, that all Awards to Employees are intended to qualify for the Performance-Based Exception.  If the Committee does not intend an Award to an Employee to qualify for the Performance-Based Exception, the Committee shall reflect its intent in its records in such manner as the Committee determines to be appropriate.

3.6     Prohibitions on Repricing and Buyback. The Board and the Committee may not reprice Options or SARs granted under the Plan, either by amending an existing award agreement or by substituting a new Award at a lower price. The Board and the Committee are also prohibited from providing stock, cash, or other consideration to a Participant in exchange for the cancellation of any Option or SAR with an exercise price higher than the Fair Market Value of the Shares covered by the Option or SAR.

ARTICLE 4
SHARES SUBJECT TO THE PLAN
AND MAXIMUM AWARDS

4.1     Number of Shares Issuable under the Plan. Shares that may be issued pursuant to Awards may be either authorized and unissued Shares, or authorized and issued Shares held in the Company’s treasury, or any combination of the foregoing.  Subject to adjustment as provided in Section 4.3, there shall be reserved for issuance under Awards 6,050,000 shares of Class A Common Stock and 1,450,000 shares of Class B Common Stock.  For the purposes hereof, the following Shares covered by previously-granted Awards will be deemed not to have been issued under the Plan and will remain in the Share Pool: (a) Shares covered by the unexercised portion of an Option or SAR that terminates, expires, is canceled or is settled in cash, (b) Shares forfeited or repurchased under the Plan, (c) Shares covered by Awards that are forfeited, canceled, terminated or settled in cash, (d) Shares withheld in order to pay the exercise or purchase price under an Award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an Award, and (e) Shares subject to SARs or a similar Award but not actually delivered in connection with the exercise or settlement of the Award.

4.2     Individual Award Limitations. The maximum aggregate number of Shares that may be granted to any one Participant in any one year under the Plan with respect to Options or SARs shall be 100,000.  The maximum aggregate number of Shares that may be granted to any one Participant in any one year with respect to Restricted Stock or Restricted Stock Units shall be 100,000.  The maximum aggregate number of Shares that may be received by any one Participant in any one year with respect to Performance Shares or Performance Units shall be 100,000.  The maximum aggregate amount of cash that may be received by any one Participant in any one year with respect to Cash Incentive Awards shall be $5,000,000.

4.3     Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares available for grant under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards, and in the per-Participant Award limits set forth in Section 4.2, as may be determined to be appropriate and equitable by the Committee, in its discretion, to prevent dilution or enlargement of the benefits available under the Plan and of the rights of Participants; provided, that, the number of Shares subject to any Award shall always be a whole number.  In a stock-for-stock acquisition of the Company, the Committee may, in its discretion, substitute securities of another issuer for any Shares subject to outstanding Awards.

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ARTICLE 5
ELIGIBILITY AND PARTICIPATION

5.1     Eligibility. All Employees are eligible to participate in the Plan.  Only employees of the Company or a Subsidiary may be granted ISOs.

5.2     Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all Employees those to whom Awards shall be granted and shall determine the nature and size of each Award.

ARTICLE 6
STOCK OPTIONS

6.1     Grant of Options. Subject to the terms of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2     Option Exercise Price. The Option exercise price under each Option shall not be less than 100% of the Fair Market Value of the respective Share on the date the Option is granted.  Notwithstanding the foregoing, in the case of an ISO granted to a Ten Percent Shareholder, the Option exercise price under each ISO shall not be less than 110% of the Fair Market Value of the respective Share on the date the Option is granted.

6.3     Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided that no Option shall be exercisable after the tenth anniversary of its date of grant.  Notwithstanding the foregoing, in the case of an ISO granted to a Ten Percent Shareholder, the Option shall not be exercisable after the fifth anniversary of its date of grant.

6.4     Exercise of Options.  Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.  Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

6.5     Payment.  The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise as follows:

(a)     in cash or its equivalent;

(b)     at the discretion of the Committee, in Shares having a Fair Market Value equal to the aggregate Option exercise price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months;

(c)     at the discretion of the Committee, partly in cash (or its equivalent) and partly in Shares;

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(d)     through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option exercise price for the Shares being purchased; or

(e)     through such other means as shall be prescribed in the Award Agreement or by the Committee or the Board.

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment of the Option exercise price, the Company may deliver to the Participant, in the Participant’s name (or, at the direction of the Participant, jointly in the names of the participant and the Participant’s spouse), one or more Share certificates for the Shares purchased under the Option(s).

6.6     Limitations on ISOs. Notwithstanding anything in the Plan to the contrary, to the extent required from time to time by the Code and/or applicable regulations, the following additional provisions shall apply to the grant of Options that are intended to qualify as ISOs:

(a)     Fair Market Value Limitation. The aggregate Fair Market Value (determined as of the date the ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company (or any parent or subsidiary corporation within the meaning of Code Section 424) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code and/or applicable regulations; provided, that, to the extent that such limitation is exceeded, any Options on Shares with a Fair Market Value in excess of such amount shall be deemed to be NQSOs.

(b)     Code Section 422.  ISOs shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify as incentive stock options under Section 422 of the Code.  Moreover, no ISOs may be granted more than ten years from the earlier of the date on which the Plan was adopted by the Board or the date the Plan received shareholder approval.

ARTICLE 7
RESTRICTED STOCK AND
RESTRICTED STOCK UNITS

7.1     Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

7.2     Restrictions.

(a)     The Committee shall impose such conditions and/or restrictions on any Shares of Restricted Stock as the Committee may determine including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, transfer restrictions, restrictions based upon the achievement of specific performance goals, time-based restrictions, and/or restrictions under applicable federal or state securities laws.

(b)     The Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

(c)     Except as otherwise provided in this Article, Shares of Restricted Stock that have not yet been forfeited or canceled shall become freely transferable (subject to any restrictions under applicable securities laws) by the Participant after the last day of the applicable Restriction Period.

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7.3     Voting Rights. Participants holding Shares of Restricted Stock may be granted full voting rights with respect to those Shares during the Restriction Period.

7.4     Dividends and other Distributions. At the discretion of the Committee, during the Restriction Period, Shares of Restricted Stock may be credited with regular cash dividends paid with respect to such Shares.  The Committee may apply any restrictions to the dividends that the Committee deems appropriate.  Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock, so that the dividends and/or the Restricted Stock shall be eligible for the Performance-Based Exception.

7.5     Restricted Stock Units. In lieu of or in addition to any Awards of Restricted Stock, the Committee may grant Restricted Stock Units to any Participant, subject to the terms and conditions of this Article being applied to such Awards as if those Awards were for Restricted Stock and subject to such other terms and conditions as the Committee may determine (including, but not limited to, requiring or permitting deferral of the payment of such Awards after the time that Participants become vested in them, notwithstanding any provision to the contrary in Section 7.2).  Each Restricted Stock Unit shall have the value of one respective Share.  Restricted Stock Units may be paid at such time as the Committee may determine in its discretion, and payments may be made in a lump sum or in installments, in cash, Shares, or a combination thereof, as determined by the Committee in its discretion.

ARTICLE 8
PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1     Grant of Performance Units/Shares. Subject to the terms of the Plan, Performance Units, and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

8.2     Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.  Each Performance Share shall have an initial value equal to the Fair Market Value of the respective Share on the date of grant.  The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, shall determine the number and/or value of Performance Units/Shares that shall be paid out to the Participant.

8.3     Earning Performance Units/Shares. Subject to the terms of the Plan, after the applicable performance period has ended, the holder of Performance Units/Shares shall be entitled to receive payout with respect to the number and value of Performance Units/Shares earned by the Participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

8.4     Form and Timing of Payment of Performance Units/Shares.

(a)     Distributions. Unless the Committee determines otherwise in its discretion, payment of earned Performance Units/Shares shall be made in a single lump sum following the close of the applicable performance period.  Subject to the terms of the Plan, the Committee, in its discretion, may direct that earned Performance Units/Shares be paid in the form of cash or Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares on the last trading day immediately before the close of the applicable performance period.  Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

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(b)     Dividends. At the discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Shares that have been earned in connection with grants of Performance Units and/or Performance Shares, but not yet distributed to Participants; such dividends may be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares covered by Restricted Stock Awards.  In addition, Participants may, at the discretion of the Committee, be entitled to exercise voting rights with respect to such Shares.

ARTICLE 9
OTHER AWARDS

9.1     General. Subject to the terms of the Plan, the Committee may grant any types of Awards other than those that are specifically set forth in Articles 6 through 8, including, but not limited to, SARs, Cash Incentive Awards and the payment of Shares in lieu of cash under any Company incentive bonus plan or program.  Subject to the terms of the Plan, the Committee, in its sole discretion, shall determine the terms and conditions of such Other Awards.

9.2     Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee; provided that the SAR exercise price under each SAR shall not be less than 100% of the Fair Market Value of the respective Share on the date the SAR is granted.  The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.  The grant price of an SAR shall equal the Fair Market Value of the respective Share on the date of grant of the SAR.

9.3     Term of SARs. The term of an SAR shall be determined by the Committee, in its discretion; provided that such term shall not exceed ten years.

9.4     Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)     the excess of the Fair Market Value of the respective Share on the date of exercise over the grant price, by

(b)     the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon exercise of an SAR may be in cash, in Shares of equivalent Fair Market Value, or in some combination thereof.

9.5     Cash Incentive Awards. Incentive Awards, including annual incentive Awards and long-term incentive Awards, denominated as cash amounts, may be granted under the Plan, subject to achievement of specified performance goals established by the Committee.  At the expiration of the applicable performance period, the Committee shall determine whether and the extent to which the performance goals are achieved and the extent to which each Cash Incentive Award has been earned.  The amount (if any) payable to a Participant in respect of a Cash Incentive Award will be paid in cash as soon as practicable after such amount is determined, subject to such deferral conditions as may be permitted or prescribed consistent with the requirements of Section 409A of the Code.

ARTICLE 10
AWARD AGREEMENTS

10.1     In General. Each Award shall be evidenced by an Award Agreement that shall include such provisions as the Committee shall determine and that shall specify -

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(a)     in the case of an Option or SAR, the number of respective Shares to which the Option or SAR pertains, the Option exercise price or SAR grant price, the term of the Option or SAR, the schedule on which the Option or SAR becomes exercisable, and, in the case of an Option, whether it is intended to be an ISO or an NQSO;

(b)     in the case of Restricted Stock or Restricted Stock Units, the number of respective Shares of Restricted Stock or Restricted Stock Units granted, the applicable restrictions, and the Restriction Period(s);

(c)     in the case of Performance Units or Performance Shares, the number of Performance Units or Performance Shares granted, the initial value of a Performance Unit (if applicable), and the performance goals; and

(d)     in the case of a Cash Incentive Award, the amount that may be earned and the performance goals.

10.2     Severance from Service. Each Award Agreement shall set forth the extent to which the Participant shall have rights under the Award following the Participant’s severance from service with the Company and its Subsidiaries.  The Award Agreement may make distinctions based on the reason for the Participant’s severance from service.

10.3     Restrictions on Transferability. Subject to the provisions of the Plan, each Award Agreement shall set forth such restrictions on the transferability of the Award and on the transferability of Shares acquired pursuant to the Award as the Committee may deem advisable, including, without limitation, restrictions under applicable securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or then traded, and under any blue sky or state securities laws applicable to such Shares.  In the case of an ISO (and in the case of any other Award, except as otherwise provided in the Award Agreement), a Participant’s Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant.

10.4     Uniformity Not Required. The provisions of the Award Agreements need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

ARTICLE 11
PERFORMANCE MEASURES

11.1     Performance Criteria. Unless and until the Company’s shareholders approve a change in the general performance measures set forth in this Article 11, the attainment of which may determine the degree of payout and/or vesting with respect to Awards that are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants may be measured or applied to an individual, a business unit or division, the Company and any one or more of its subsidiaries, or such other operating units as the Compensation Committee may designate, may be expressed in absolute or relative terms, and shall be chosen from among, and may include any combination of, the following:

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(a)     income measures (including, but not limited to, gross profit, operating income, earnings before or after taxes, profits before or after taxes, net income or earnings per share);

(b)     return measures (including, but not limited to, return on assets, investment, equity, or sales or pre-tax margin);

(c)     cash flow thresholds;

(d)     cash flow return on investments, which equals net cash flows divided by owners’ equity;

(e)     gross revenues;

(f)     sales results;

(g)     market share results;

(h)     market value added;

(i)     debt measures (including, without limitation, debt multiples);

(j)     economic value added; or

(k)     share price (including, but not limited to, growth measures and total shareholder return).

11.2     Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided that Awards that are designed to qualify for the Performance-Based Exception may not be adjusted upward (although the Committee shall retain the discretion to adjust such Awards downward). The Committee may also, in its sole discretion, adjust or modify pre-established performance goals in order to prevent the dilution or enlargement of the rights of Participants based on the following events, limited, with respect to Awards designed to qualify for the Performance-Based Exception to the extent permitted under Code section 162(m):

(a)     asset write-downs;

(b)     litigation or claim judgments or settlements;

(c)     the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;

(d)     any reorganization and restructuring programs;

(e)     extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year;

(f)     acquisitions or divestitures;

(g)     any other specific unusual or nonrecurring events, or objectively determinable category thereof;

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(h)     foreign exchange gains and losses; and

(i)     a change in the Company’s fiscal year.

11.3     Certification. In the case of any Award that is granted subject to the condition that a specified performance measure be achieved, no payment under such Award shall be made prior to the time that the Committee certifies in writing that the performance measure has been achieved.  For this purpose, approved minutes of the Committee meeting at which the certification is made shall be treated as a written certification.  No such certification is required, however, in the case of an Award that is based solely on an increase in the value of a Share from the date such Award was made.

ARTICLE 12
BENEFICIARY DESIGNATION

Each Participant may, from time to time, name any beneficiary or beneficiaries to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant with respect to such benefit, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.  In the absence of any such designation, any benefits remaining unpaid under the Plan at the Participant’s death shall be paid to the Participant’s estate unless otherwise provided in the Award Agreement.

ARTICLE 13
DEFERRALS

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due pursuant to the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, the satisfaction of any requirements or goals with respect to Performance Units/Shares, or in connection with any Other Awards, all in accordance with such procedures and upon such terms and conditions as the Committee, acting in its discretion, may prescribe, subject to, and in accordance with, Section 409A of the Code.

ARTICLE 14
NO RIGHT TO EMPLOYMENT OR PARTICIPATION

14.1     Employment. The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Employee’s employment at any time, and the Plan shall not confer upon any Employee the right to continue in the employ of the Company or of any Subsidiary.

14.2     Participation. No Employee shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

ARTICLE 15
CHANGE OF CONTROL

In the event of a Change of Control, the Board may in its sole discretion direct that (a) all option holders shall be permitted to exercise their outstanding Options and SARs in whole or in part (whether or not otherwise exercisable) immediately prior to such Change of Control; or (b) if, as part of a Change of Control transaction, the shareholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their Shares (whether or not such Exchange Stock is the sole consideration), the Board may direct that all options and SARs for Shares that are outstanding at the time of the Change of Control transaction shall be converted into options or SARs (as the case may be) for shares of Exchange Stock, such that the vesting and other terms and conditions of the converted options and SARs shall be substantially the same as the vesting and corresponding other terms and conditions of the original options and SARs.  The Board, acting in its discretion, may accelerate vesting of other non-vested awards, and cause cash settlements and/or other adjustments to be made to any outstanding awards (including, without limitation, options and SARs) as it deems appropriate in the context of a Change of Control transaction, taking into account with respect to other awards the manner in which outstanding options and SARs are being treated.  To extent determined by the Committee, any outstanding options and SARs that are not exercised before a Change of Control described in Section 2.5(c) or (d) shall thereupon terminate.

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ARTICLE 16
AMENDMENT AND TERMINATION

16.1     Amendment and Termination. Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that, unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by the shareholders of the Company shall not be effective unless and until shareholder approval is obtained.

16.2     Term of the Plan. Unless sooner terminated, the Plan shall terminate on May 22, 2017.

16.3     Outstanding Awards. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan shall cause, without the consent of the Participant, any previously granted Awards to be forfeited or altered in a way that adversely affects the Participant.  After the termination of the Plan, any previously granted Award shall remain in effect and shall continue to be governed by the terms of the Plan, the Award, and any applicable Award Agreement.

ARTICLE 17
TAX WITHHOLDING

17.1     Tax Withholding. The Company and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements.

17.2     Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory withholding tax that could be imposed on the transaction.  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate.

ARTICLE 18
SUCCESSORS

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

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ARTICLE 19
LEGAL CONSTRUCTION

19.1     Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.2     Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19.3     Section 409A Compliance. Except as otherwise specifically provided by the Committee at the time an Award is made, any Award providing for a deferral of compensation must satisfy the requirements of Section 409A.  Toward that end, if any payment or benefit received or to be received by a Participant pursuant to an Award would cause the Participant to incur a penalty tax or interest under Section 409A of the Code or any regulations or Treasury Department guidance promulgated thereunder, the Committee may reform the provision(s) of such Award in order to avoid to the maximum extent practicable the incurrence of any such penalty tax or interest.

19.4     Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Texas (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.

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ANNUAL MEETING OF SHAREHOLDERS OF

RUSH ENTERPRISES, INC.

May 20, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach and mail in the envelope provided. ↓

20733030000000000000 9   052014

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1) ELECTION OF DIRECTORS

The Board of Directors recommends a vote "FOR" all nominees.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ W.M. "Rusty" Rush
- ○ W. Marvin Rush
- ○ Harold D. Marshall
- ○ Thomas A. Akin
- ○ Gerald R. Szczepanski
- ○ James C. Underwood
- ○ Raymond J. Chess

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends a vote FOR Proposal 2, a vote FOR Proposal 3, and a vote FOR Proposal 4, all as more particularly described in the Proxy Statement dated April 4, 2014, relating to the Annual Meeting, receipt of which is hereby acknowledged. The undersigned shareholder also acknowledges receipt of the Notice of Annual Meeting of Shareholders.

In their discretion, the proxies are authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

RUSH ENTERPRISES, INC.

PROXY – ANNUAL MEETING OF SHAREHOLDERS – MAY 20, 2014
This Proxy is solicited on behalf of the Board of Directors

The undersigned shareholder of Rush Enterprises, Inc. (the "Company") hereby appoints Steven L. Keller and Martin A. Naegelin, Jr., and each of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 20, 2014, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.'s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, the number of votes that the undersigned would be entitled to cast if personally present, and particularly, without limiting the generality of the foregoing, to vote and act on the following matters and in their discretion upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all of the nominees listed in Proposal 1, FOR the advisory vote on executive compensation in Proposal 2, FOR the amendment and restatement of the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan in Proposal 3, and FOR ratification of the appointment of Ernst & Young LLP in Proposal 4.

(Continued and to be signed on the reverse side)

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